Exhibit 1

Execution Version

$1,000,000,000

CREDIT AGREEMENT

Dated as of September 19, 2018

among

NXP B.V.

and

NXP FUNDING LLC,

as the Borrowers,

the several Lenders

from time to time parties hereto,

and

BARCLAYS BANK PLC,

as Administrative Agent

BARCLAYS BANK PLC,

CREDIT SUISSE LOAN FUNDING LLC,

BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED,

DEUTSCHE BANK SECURITIES INC.,

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Lead Arrangers and Joint Bookrunners

i

	5.6	Limit on Rate of Interest	55
	5.7	Currency Indemnity	55

6.	CONDITIONS PRECEDENT TO THE CLOSING DATE		56

	6.1	Credit Documents	56
	6.2	[Reserved]	56
	6.3	Solvency Certificate	56
	6.4	Legal Opinions	56
	6.5	Closing Certificate	56
	6.6	Corporate Proceedings of Each Original Credit Party	56
	6.7	Corporate Documents	56
	6.8	Representations and Warranties	57
	6.9	Absence of Defaults	57
	6.10	Notice of Borrowing	57
	6.11	[Reserved]	57
	6.12	No Material Adverse Effect	57
	6.13	Fees	57
	6.14	Financial Statements	57
	6.15	KYC	57

7.	[RESERVED]		58

8.	REPRESENTATIONS AND WARRANTIES		58

	8.1	Organization; Powers	58
	8.2	Authorization	58
	8.3	Enforceability	58
	8.4	Governmental Approvals; Other Consents	58
	8.5	Federal Reserve Regulations	58
	8.6	Investment Company Act	59
	8.7	Use of Proceeds	59
	8.8	Solvency	59
	8.9	Financial Statements; No Material Adverse Effect	59
	8.10	Litigation	59
	8.11	No Default	60
	8.12	Ownership of Properties; Liens	60
	8.13	Environmental Compliance	60
	8.14	Taxes	60
	8.15	Subsidiaries; Equity Interests	60
	8.16	[Reserved]	60
	8.17	No Material Misstatements	60
	8.18	Compliance With Laws	61
	8.19	Intellectual Property Licenses	61
	8.20	Beneficial Ownership Certification	61

9.	AFFIRMATIVE COVENANTS		62

	9.1	Financial Statements	62
	9.2	Certificates; Other Information	63
	9.3	Notices	63

	9.4	Payment of Obligations	64
	9.5	Preservation of Existence; Assets	64
	9.6	Maintenance of Properties	64
	9.7	Maintenance of Insurance	64
	9.8	Compliance with Laws	65
	9.9	Inspection Rights	65
	9.10	Use of Proceeds	65
	9.11	Guarantees by Restricted Subsidiaries	65

10.	NEGATIVE COVENANTS		66

	10.1	Limitation on Indebtedness	66
	10.2	Limitation on Sale Lease-Back Transactions	71
	10.3	Limitation on Liens	71
	10.4	[Reserved]	71
	10.5	[Reserved]	71
	10.6	Limitation on Affiliate Transactions	71
	10.7	[Reserved	73
	10.8	[Reserved]	73
	10.9	Merger and Consolidation by the Company	73
	10.10	Merger and Consolidations by the Co-Borrower and Guarantors	75

11.	EVENTS OF DEFAULT		76

	11.1	Events of Default	76
	11.2	[Reserved]	77
	11.3	Application of Funds	77

12.	THE AGENTS		78

	12.1	Appointment	78
	12.2	Delegation of Duties	78
	12.3	Exculpatory Provisions	79
	12.4	Reliance by Agents	79
	12.5	Notice of Default	79
	12.6	Non-Reliance on Agents and Other Lenders	79
	12.7	Indemnification	80
	12.8	Agents in their Individual Capacity	80
	12.9	Successor Agents	81
	12.10	Withholding Tax and Deductions	81
	12.11	Administrative Agent May File Proofs of Claim	81
	12.12	Right to Enforce Guaranty	82

13.	MISCELLANEOUS		82

	13.1	Representations to the Financial Supervision Act	82
	13.2	Amendments and Waivers	82
	13.3	Notices	84
	13.4	No Waiver; Cumulative Remedies	85
	13.5	Survival of Representations and Warranties	85
	13.6	Payment of Expenses and Taxes	85

13.7	Successors and Assigns; Participations and Assignments	86
13.8	Replacements of Lenders under Certain Circumstances	90
13.9	[Reserved]	91
13.10	[Reserved]	91
13.11	Adjustments; Set-off	91
13.12	Counterparts	91
13.13	Severability	91
13.14	Integration	92
13.15	GOVERNING LAW	92
13.16	Submission to Jurisdiction; Waivers	92
13.17	Acknowledgments	92
13.18	WAIVERS OF JURY TRIAL	93
13.19	Confidentiality	93
13.20	Payments Set Aside Communications	94
13.21	Direct Website Communications	94
13.22	USA Patriot Act	96
13.23	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	96

SCHEDULES

Schedule 1.1(a)	Commitments
Schedule 1.1(b)	Compliance Certificate
Schedule 8.10	Litigation
Schedule 8.13	Environmental Claims
Schedule 8.15	Subsidiaries
Schedule 8.18	Intellectual Property Licenses
Schedule 9.2	Company’s website
Schedule 13.3	Notices

EXHIBITS

Exhibit A	Assignment and Acceptance
Exhibit B	Notice of Borrowing
Exhibit C-1	Form of Officer’s Certificate
Exhibit C-2	Form of Solvency Certificate
Exhibit D	Form of Promissory Note

CREDIT AGREEMENT (this “Agreement”), dated as of September 19, 2018 among NXP B.V. with its corporate seat in Eindhoven, the Netherlands (the “Company”), NXP FUNDING LLC, a Delaware limited liability company (the “Co-Borrower”), the financial institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”), BARCLAYS BANK PLC, as administrative agent (in such capacity, the “Administrative Agent”) and BARCLAYS BANK PLC, CREDIT SUISSE LOAN FUNDING LLC, BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED, DEUTSCHE BANK SECURITIES INC. and MORGAN STANLEY SENIOR FUNDING, INC., as joint lead arrangers (in such capacity, the “Joint Lead Arrangers”) and joint bookrunners (in such capacity, the “Joint Bookrunners”).

In consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

1.	DEFINITIONS.

1.1	Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires:

“ABR” shall mean for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as determined from time to time by the Administrative Agent as its “prime rate” at its principal office in New York City and notified to the Borrower, and (c) the rate per annum determined in the manner set forth in clause (b) of the definition of LIBOR Rate plus 1%. Any change in the ABR due to a change in such rate determined by the Administrative Agent or in the Federal Funds Effective Rate or LIBOR Rate shall take effect at the opening of business on the day specified in the announcement of such change. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the ABR shall be determined without regard to clause (c) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or LIBOR shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or LIBOR, as the case may be.

“ABR Loan” shall mean each loan bearing interest at the rate provided in Section 2.8(a)

“Acquired Indebtedness” means Indebtedness (a) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (b) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary of the Company or such acquisition or (c) of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Company or any Restricted Subsidiary. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (a) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (b) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (c) of the preceding sentence, on the date of the relevant merger, consolidation or other combination.

“Additional Assets” means:

(a)

any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Company, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(b)

the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary of the Company; or

(c)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Company.

“Additional Guarantors” means each Wholly-Owned Subsidiary (other than the Original Guarantors) which is required to Guarantee the obligations of the Borrowers under this Agreement pursuant to the Guaranty and Section 9.11 of this Agreement.

“Adjusted Total Commitment” shall mean at any time the amount of the Total Commitments less the aggregate Commitments of all Defaulting Lenders.

“Administrative Agent” shall have the meaning given to such term in the preamble to this Agreement.

“Administrative Agent’s Office” shall mean the office of the Administrative Agent located at the address set forth in Schedule 13.3, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Administrative Questionnaire” shall have the meaning provided in Section 13.7(b)(ii)(D).

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Transaction” has the meaning given in Section 10.6(a).

“Agency Fee Letter” means the letter dated September 19, 2018, between the Administrative Agent and the Company setting out the fees of the Administrative Agent.

“Agent Parties” shall have the meaning provided in Section 13.21(e).

“Agents” shall mean the Joint Lead Arrangers, the Joint Bookrunners and the Administrative Agent.

“Agreed Guarantee Principles” means:

(a)

all Guarantees shall be provided in accordance with the Guarantees provided in connection with the Revolving Credit Agreement (including on substantially the same terms thereof and subject to clause (b) of these Agreed Guarantee Principles); and

(b)

the Agreed Guarantee Principles embody a recognition by all parties that there may be certain legal, commercial and practical difficulties in obtaining effective Guarantees from each of the Company’s Restricted Subsidiaries located in every jurisdiction in which the Restricted Subsidiaries are located. In particular:

(i)

general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalization” rules, retention of title claims and similar matters may limit the ability of the Company’s Restricted Subsidiaries to provide a Guarantee or may require that it be limited as to amount or otherwise, and if so the same shall be limited accordingly, provided that the relevant Restricted Subsidiary shall use reasonable endeavors to overcome such obstacle. The Company will use reasonable endeavors to assist in demonstrating that adequate corporate benefit accrues to each of the Restricted Subsidiary; and

(ii)

no Restricted Subsidiary will be required to give a Guarantee if (or to the extent) it is not within the legal capacity of such Restricted Subsidiary or if the same would conflict with the fiduciary duties of their directors or contravene any legal prohibition or regulatory condition or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer or director of such Restricted Subsidiary, provided that each Restricted Subsidiary shall use reasonable endeavors to overcome any such obstacle;

(iii)

the giving of a Guarantee will not be required if it would have a material adverse effect (as reasonably determined in good faith by management of the relevant obligor) on the ability of the relevant Restricted Subsidiary to conduct its operations and business in the ordinary course as otherwise not prohibited by this Agreement; and

(iv)	no action will be required to be taken in relation to the Guarantees when any Lender assigns or transfers any of its participation in this Agreement to a new Lender.

“Agreement” shall have the meaning given to such term in the preamble to this Agreement.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 (Pub. L. No. 95 213§§101 104), the UK Bribery Act, the Patriot Act and any similar laws, rules, and regulations of any jurisdiction applicable to any Borrower or any of their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable ABR Margin” shall mean 0.50%.

“Applicable LIBOR Margin” shall mean 1.50%.

“Approved Fund” shall have the meaning provided in Section 13.7(b)(ii)(D).

“Arrangers” means the Joint Lead Arrangers and Joint Bookrunners.

“Asset Disposition” means (a) the sale or other disposition by the Borrowers or any of their Subsidiaries of (i) Capital Stock of any of the Company’s Restricted Subsidiaries, (ii) substantially all of the assets of any division or line of business of the Company or any of its Restricted Subsidiaries or (iii) any assets (whether tangible or intangible) of the Borrowers or any of their Subsidiaries outside of the ordinary course of business and (b) any casualty event or condemnation with respect to any of the assets of the Borrowers or any of their Subsidiaries; provided that, with respect to any sale, casualty event or condemnation that would be otherwise deemed an Asset Disposition pursuant to the foregoing, if (x) the Company delivers an Officer’s Certificate to Administrative Agent no later than the third Business Day following the receipt of Net Available Proceeds of such sale, casualty event or condemnation setting forth the Company’s intent to use such Net Available Proceeds to invest in Additional Assets or to repair, replace or reinstate the assets subject to such sale, casualty event or condemnation (including by means of an investment in Additional Assets by a Subsidiary with Net Available Proceeds received by any Borrower or another Subsidiary) no later than the date that is six months from the date of such sale, casualty event or condemnation and (y) no Event of Default shall have occurred and shall be continuing at the time such Net Available Proceeds are received, such sale, casualty event or condemnation shall not be deemed to constitute an Asset Disposition, except to the extent such proceeds thereof are not so used within such six month period, after which time such sale, casualty event or condemnation, to such extent, shall be deemed an Asset Disposition.

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit A.

“Associate” means (a) any Person engaged in a Similar Business of which the Company or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (b) any joint venture entered into by the Company or any Restricted Subsidiary of the Company.

“Authorized Officer” shall mean, with respect to any Person, the President, the Chief Executive Officer, the Chief Financial Officer, any Managing Director (if authorized to act individually) or several Managing Directors acting jointly (if authorized to jointly represent that Person), the Treasurer, any individual holding a proxy from that Person, or any other senior officer (or two such officers if the Company so elects) of such Person authorized to represent such Person and designated as such in writing to the Administrative Agent by such Person.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

“Base Currency” means US Dollars.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” means (a) with respect to the Company or any Credit Party organized or established under the laws of the Netherlands, (x) for the purposes of the definition of Change of Control only, its managing board or supervisory board (if any) and (y) for all other purposes, its managing board; (b) with respect to any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (c) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (d) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors (excluding employee representatives, if any) on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Borrower Materials” shall have the meaning provided in Section 13.21(b).

“Borrowers” means collectively the Company and the Co-Borrower.

“Borrowing” shall mean the incurrence of one Type of Loan on a given date (or resulting from conversions on a given date) and having, in the case of LIBOR Loans, the same Interest Period; provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Loans.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, United Kingdom, Amsterdam, The Netherlands and New York, New York, U.S.A., provided that, with respect to notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty. The term “Capitalized Lease Obligations” shall not include any lease, concession or license of property that would be (or, with respect to leases, concessions and licenses entered into after the Closing Date, would have been) considered an operating lease under GAAP as on the Closing Date.

“Cash Equivalents” means:

(a)

securities issued or directly and fully Guaranteed or insured by the United States or Canadian governments, a member state of the European Union, the United Kingdom, Switzerland or Norway or, in each case, any agency or instrumentality thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(b)

certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any Lender or by any bank or trust company (i) whose commercial paper is rated at least “A-1” or the equivalent thereof by S&P or at least “P-1” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (ii) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of €500,000,000;

(c)

repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (b) above;

(d)

commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;

(e)

readily marketable direct obligations issued by any state of the United States of America, any province of Canada, any member of the European Union, the United Kingdom, Switzerland or Norway or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition;

(f)

Indebtedness or preferred stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of twelve months or less from the date of acquisition;

(g)

bills of exchange issued in the United States, Canada, a member state of the European Union, the United Kingdom, Switzerland, Norway or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent); and

(h)	interests in any investment company, money market or enhanced high yield fund which invests 95% or more of its assets in instruments of the type specified in clauses (a) through (g) above.

“CDD Rule” means the Customer Due Diligence Requirements for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act (such rule published May 11, 2016 and effective May 11, 2018).

“Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law); provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III and (z) the CRD IV and any law, rule, regulation or guideline, in each case that implements CRD IV in any jurisdiction, in each case shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means:

(a)

the Borrowers become aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) that any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Holdings, is or has become the “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the Voting Stock of the Company (or its successor); provided, however, that (x) for purposes of this clause (a) such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time, directly or indirectly; and (y) a transaction will not be deemed to involve a Change of Control under this clause (a) if (A) the Company becomes a direct or indirect wholly owned subsidiary of a holding company (including the Parent) and (B)(i) the direct or indirect holders of the Voting Stock of such holding company (including the Parent) immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (ii) immediately following that transaction no “person” or “group” of related persons (other than a holding company (including the Parent) satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company (including the Parent);

(b)

during any period of two consecutive years, individuals who at the beginning of such period constituted the majority of the directors (excluding any employee representatives, if any) on the Board of Directors of the Company or any Parent (together with any new directors whose election by the majority of such directors on such Board of Directors of the Company or any Parent or whose nomination for election by shareholders of the Company or any Parent, as applicable, was approved by a vote of the majority of such directors on the Board of Directors of the Company or any Parent then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) ceased for any reason to constitute the majority of the directors (excluding any employee representatives, if any) on the Board of Directors of the Company or any Parent, then in office;

(c)

the sale, lease, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to a Person, other than (x) where the Company is the surviving entity following such sale, lease, transfer, conveyance or other disposition, (y) a Subsidiary or (z) any such sale, lease, transfer, conveyance or other disposition where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person or parent entity thereof immediately after giving effect to such transaction; or

(d)	any Change of Control occurs under and as defined in the Revolving Credit Agreement or any Unsecured Note Indenture.

“Closing Date” means the date of the satisfaction (or waiver) of the conditions precedent set forth in Section 6 hereof, which date is September 19, 2018.

“Co-Borrower” shall have the meaning given to such term in the preamble to this Agreement.

“Code” means the United States Internal Revenue Code of 1986.

“Commitment” shall mean (a) with respect to each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Commitment, in each case, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Commitments on the Closing Date is $1,000,000,000.

“Commitment Letter” means the letter dated August 1, 2018, by and among the Borrowers, the Administrative Agent, the Joint Lead Arrangers and Joint Bookrunners.

“Commodity Hedging Agreements” means in respect of a Person any commodity purchase contract, commodity futures or forward contract, commodities option contract or other similar contract (including commodities derivative agreements or arrangements), to which such Person is a party or a beneficiary.

“Communications” shall have the meaning provided in Section 13.21(a).

“Company” shall have the meaning given to such term in the preamble to this Agreement.

“Compliance Certificate” means a certificate in substantially the form set forth in Schedule 1.1(b).

“Confidential Information” shall have the meaning provided in Section 13.19.

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(a)	Fixed Charges and items (A) through (F) in clause (a) of the definition of Consolidated Interest Expense;

(b)	Consolidated Income Taxes;

(c)	consolidated depreciation expense;

(d)	consolidated amortization or impairment expense;

(e)

any expenses, charges or other costs related to any Equity Offering, Investment, acquisition (including one-time amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business; provided that such payments are made in connection with such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), disposition, recapitalization or the Incurrence of any Indebtedness not prohibited by this Agreement (in each case whether or not successful) (including any such fees, expenses or charges related to the Transactions), in each case, as determined in good faith by an Officer of the Company;

(f)	any minority interest expense (whether paid or not) consisting of income attributable to minority equity interests of third parties in such period; and

(g)

other non-cash charges, write-downs or items reducing Consolidated Net Income (excluding any such non-cash charge, write-down or item to the extent it represents an accrual of or reserve for cash charges in any future period) or other items classified by the Company as special items less other non-cash items of income increasing Consolidated

Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period), or a reduced accrual or reserve for cash charges in any future period).

Notwithstanding the foregoing, the provision for taxes and the depreciation, amortization, non-cash items, charges and write-downs of a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income (loss) of such Restricted Subsidiary was included in calculating Consolidated Net Income for the purposes of this definition.

“Consolidated Income Taxes” means taxes or other payments, including deferred Taxes, based on income, profits or capital (including without limitation withholding taxes) and franchise taxes of any of the Company and its Restricted Subsidiaries whether or not paid, estimated, accrued or required to be remitted to any Governmental Authority.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a)

consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, and (v) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (A) accretion or accrual of discounted liabilities other than Indebtedness, (B) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (C) any additional interest pursuant to a registration rights agreement with respect to any securities, (D) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (E) any expensing of commitment and other financing fees, and (F) interest with respect to Indebtedness of any direct or indirect parent of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under GAAP; plus

(b)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c)	interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Leverage” means the sum of the aggregate outstanding Indebtedness of the Company and its Restricted Subsidiaries (excluding Hedging Obligations except to the extent provided in Section 10.1(g)(iii)) minus cash and Cash Equivalents of the Company and its Restricted Subsidiaries.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Leverage at such date to (b) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Company are available; provided, however, that for the purposes of calculating Consolidated EBITDA for such period, if, as of such date of determination:

(i)

since the beginning of such period the Company or any Restricted Subsidiary has disposed of any company, any business, or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”) or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is such a Sale, Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period; provided that if any such Sale constitutes “discontinued operations” in accordance with the then applicable GAAP, Consolidated Net Income shall be reduced by an amount equal to the Consolidated Net Income (if positive) attributable to such operations for such period or increased by an amount equal to the Consolidated Net Income (if negative) attributable thereto for such period;

(ii)

since the beginning of such period, the Company or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise has acquired any company, any business, or any group of assets constituting an operating unit of a business (any such Investment or acquisition, a “Purchase”), including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto, including anticipated synergies and cost savings (that are reasonably identifiable and factually supportable and projected by the Company in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Company) within 18 months) as if such Purchase occurred on the first day of such period; and

(iii)

since the beginning of such period, any Person (that became a Restricted Subsidiary or was merged or otherwise combined with or into the Company or any Restricted Subsidiary since the beginning of such period) will have made any Sale or any Purchase that would have required an adjustment pursuant to clause (i) or (ii) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto, including anticipated synergies and cost savings (that are reasonably identifiable and factually supportable and projected by the Company in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Company) within 18 months), as if such Sale or Purchase occurred on the first day of such period.

For the purposes of this definition and the definitions of Consolidated EBITDA, Consolidated Income Taxes, Consolidated Interest Expense, Consolidated Net Income and Fixed Charge Coverage Ratio, (a) calculations will be as determined in good faith by a responsible financial or chief accounting officer of the Company, including in respect of cost savings and synergies, (that are reasonably identifiable and factually supportable and projected by the Company in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Company) within 18 months) as though the full effect of synergies and cost savings were realized on the first day of the relevant period and shall also include the reasonably anticipated full run rate cost savings effect (as calculated in good faith by a responsible financial or chief accounting officer of the Company) of cost savings programs that have been initiated by the Company or its Restricted Subsidiaries as though such cost savings programs had been fully implemented on the first day of the relevant period and (b) in determining the amount of Indebtedness outstanding on any date of determination, pro forma effect shall be given to any Incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of Indebtedness as if such transaction had occurred on the first day of the relevant period.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(a)

subject to the limitations contained in clause (c) below, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution or return on investment or could have been distributed, as reasonably determined by an Officer of the Company;

(b)	[reserved];

(c)

any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Company or any Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by an Officer or the Board of Directors of the Company);

(d)

any extraordinary, exceptional, unusual or nonrecurring gain, loss or charge (as determined in good faith by the Company) or any charges or reserves in respect of any restructuring, redundancy or severance or any expenses, charges, reserves or other costs related to the Transactions;

(e)	the cumulative effect of a change in accounting principles;

(f)

any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions;

(g)

all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(h)

any unrealized gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations;

(i)

any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(j)

any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary;

(k)

any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries), as a result of the Transactions or the disentanglement, any consummated acquisition (including in connection with the original purchase by the Initial Investors), or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(l)	any goodwill or other intangible asset impairment charge, amortization or write-off;

(m)

(i) only to the extent not otherwise added back to Consolidated Net Income, depreciation and amortization expense to the extent in excess of capital expenditures on property, plant and equipment and (ii) Consolidated Income Taxes to the extent in excess of cash payments made in respect of such Consolidated Income Taxes; and

(n)	the impact of capitalized, accrued or accreting or pay-in-kind interest or principal on Subordinated Shareholder Funding.

“Consolidated Net Tangible Assets” means, at any date, the total assets appearing on the Company’s most recent consolidated balance sheet, prepared in accordance with GAAP, less all current liabilities as shown on such balance sheet, and Intangible Assets.

“Consolidated Secured Leverage Ratio” means the Consolidated Leverage Ratio, but (a) calculated by excluding all Indebtedness other than Secured Indebtedness (except Secured Indebtedness Incurred pursuant to Section 10.1(b)(xiii) and secured only by assets in the applicable jurisdiction but including Indebtedness secured by Liens permitted under clause (u) of the definition of “Permitted Liens”) and (b) calculating Consolidated EBITDA for the purposes of such definition as though (i) consolidated depreciation expense included such expense of the Company and its consolidated Subsidiaries attributable to SSMC and (ii) consolidated amortization expense included such expense of the Company and its consolidated Subsidiaries attributable to SSMC.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(a)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b)	to advance or supply funds:

(i)	for the purchase or payment of any such primary obligation; or

(ii)	to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c)

to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“CRD IV” means (a) Regulation (EU) No. 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No. 648/2012 and (b) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing directives 2006/48/EC and 2006/49/EC.

“Credit Documents” shall mean this Agreement, the Guaranty (including any supplement thereto) and any promissory notes issued by any Borrower hereunder.

“Credit Facility” means one or more debt facilities, indentures or other arrangements (including commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and security documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (a) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (b) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (c) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (d) otherwise altering the terms and conditions thereof.

“Credit Party” shall mean each Borrower and each Guarantor.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, currency derivative or other similar agreement to which such Person is a party or beneficiary.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (including, in the case of any Person incorporated or otherwise organized in England or Wales, administration, administrative receivership, voluntary arrangement and schemes of arrangement).

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Designated Preference Shares” means, with respect to the Company or any Parent, Preferred Stock (other than Disqualified Stock) (a) that is issued for cash (other than to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees to the extent funded by the Company or such Subsidiary) and (b) that is designated as “Designated Preference Shares” pursuant to an Officer’s Certificate of the Company at or prior to the issuance thereof.

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Company having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Company shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any Parent or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Lender” means (a) any bank, financial institution or other institutional lender or investor that has been separately identified in writing by the Company to the Joint Lead Arrangers prior to the date on which the Borrowers countersigned the Commitment Letter, (b) those persons who are competitors of Holdings or any Borrower or their respective Subsidiaries that are separately identified in writing by the Company to the Administrative Agent (or, if prior to the Closing Date, the Joint Lead Arrangers) from time to time, and (c) in the case of each of clauses (a) and (b) above, any of their Affiliates (other than any such Affiliate that is affiliated with a financial investor in such person and that is not itself an operating company or otherwise an Affiliate of an operating company so long as such Affiliate is a bona fide debt fund) that are either (i) identified in writing by any Borrower from time to time or (ii) clearly identifiable on the basis of such Affiliate’s name; provided that no such updates to the list shall be deemed to retroactively disqualify any person that has previously acquired an assignment or participation interest in the Commitments and/or Loans with respect to such previously acquired interest, but no additional assignments or participation interests shall be permitted to be made or sold to such Persons added to the list.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(a)	matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise;

(b)	is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

(c)

is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the Maturity Date.

“Dutch law” means the law directly applicable in The Netherlands and the “laws of the Netherlands” shall be construed accordingly.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause

(a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, Law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to hazardous materials), or hazardous materials.

“Equity Offering” means (a) a sale of Capital Stock of the Company (other than Disqualified Stock) other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions, or (b) the sale of Capital Stock or other securities, the proceeds of which are contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares) of the Company or any of its Restricted Subsidiaries.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “€” means the lawful currency of Participating Member States.

“Event of Default” shall have the meaning provided in Section 11.1.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Exchange Rate” means for the purposes of Section 10, the spot rate for the purchase of the Euro with the applicable currency other than Euro as published in The Financial Times in the “Currency Rates” section (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, such source as may be selected in good faith by the Company) on the date of such determination.

“Excluded Asset Dispositions” means (a) sales of assets among Holdings, the Borrowers and their Subsidiaries and (b) any other Asset Dispositions yielding Net Available Proceeds (calculated as if such Asset Disposition was not an Excluded Asset Disposition) in an aggregate amount for all Asset Dispositions under this clause (b) not to exceed $2,000,000,000.

“Excluded Debt” means (a) intercompany Indebtedness among Holdings, the Borrowers and their Subsidiaries, (b) borrowings under the Revolving Credit Agreement or any revolving facility obtained in replacement thereof, (c) any other ordinary course borrowings under existing working capital or overdraft facilities, (d) Purchase Money Obligations incurred in the ordinary course of business, (e) Capitalized Lease Obligations incurred in the ordinary course of business or other capital expenditure financings incurred in the ordinary course of business, (f) any amendment, refinancing, extension, renewal, replacement or increase of the facilities referred to in clause (b) of this definition, (g) any Indebtedness to the extent the net cash proceeds thereof are utilized or are to be utilized to refinance any Indebtedness of the Borrowers or their subsidiaries within six months of the maturity of the refinanced (or to be refinanced) Indebtedness and to pay any fees or other amounts in respect thereof or otherwise in connection therewith (including any prepayment or redemption premiums and accrued interest thereon), (h) letter of credit facilities, overdraft protection and working capital facilities, and (i) other Indebtedness in an aggregate principal amount for all such Indebtedness under this clause (i) not to exceed $1,000,000,000.

“Excluded Equity” means issuances or sales of Capital Stock (a) pursuant to employee stock plans or other benefit or employee incentive arrangements, (b) as consideration for any Investment not prohibited hereunder, (c) among Holdings, the Borrowers and their Subsidiaries and (d) that, if not described in clause (a), (b) or (c) of this definition, yield net proceeds in an aggregate amount for all such issuances and sales not to exceed $1,000,000,000.

“Excluded Taxes” shall mean, with respect to any Agent, any Lender or (subject to Section 13.7(c)(ii)) any Participant (a) (i) net income taxes and franchise taxes (imposed in lieu of net income taxes) and capital taxes imposed on such Agent, such Lender or such Participant, in each case imposed on such Agent, such Lender or such Participant as a result of such Agent, such Lender or such Participant doing business in the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent, such Lender or such Participant having executed, delivered or performed its obligations or received a payment under, or having been a party to (or participating in) or having enforced this Agreement or any other Credit Document), (ii) any Taxes imposed on such Lender (including a Lender not party to this Agreement at the Closing Date) to the extent attributable to such Lender’s failure to comply with Section 5.4(d) and (iii) any Taxes imposed on such Agent, such Lender or such Participant as a result of the gross negligence or willful misconduct of any Agent or Lender and (b) in the case of a Lender not party to this Agreement at the Closing Date, any withholding tax that is imposed on amounts payable to such Lender by a Relevant Taxing Jurisdiction under the law in effect at the time such Lender becomes a party to this Agreement (or, in the case of a Participant, on the date such Participant became a Participant hereunder); provided that this clause (b)) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender (or Participant) would be entitled to receive (without regard to this clause (b) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender (or Participant) would have been entitled to receive in the absence of such assignment, participation or transfer or (y) any Tax is imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 13.11(a) or that such Lender acquired pursuant to Section 13.8 (it being understood and agreed that any withholding tax imposed on a Lender or (subject to Section 13.7(c) (ii)) in respect of a Participant as a result of a Change in Law occurring after the time such Lender became a party to this Agreement (or designates a new lending office) or such Participant acquired its participation shall not be an Excluded Tax).

“fair market value” may be conclusively established by means of an Officer’s Certificate or a resolution of the Board of Directors of the Company setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that if the Federal Funds Effective Rate for any day is less than zero, the Federal Funds Effective Rate for such day will be deemed to be zero.

“Fee Letter” means letter dated August 1, 2018, among the Borrowers, the Administrative Agent, the Joint Lead Arrangers and Joint Bookrunners.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“First Currency” shall have the meaning provided in Section 5.7(a).

“Fitch” means Fitch Ratings or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Fixed Charge Coverage Ratio” means, with respect to any Person on any determination date, the ratio of (x) Consolidated EBITDA of such Person for the most recently completed four consecutive fiscal quarters ending immediately prior to such determination date for which internal consolidated financial statements are available to (y) the Fixed Charges of such Person for such four consecutive fiscal quarters. In the event that the Company or any Restricted Subsidiary Incurs, assumes, guarantees, redeems, defeases, retires or extinguishes any Indebtedness (other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, any Investment, acquisitions, dispositions, mergers, consolidations and disposed operations that have been made by the Company or any of its Restricted Subsidiaries, including the Transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed or discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom), including the full run rate effect of anticipated synergies and cost savings, (that are reasonably identifiable factually supportable and projected by the Company in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Company) within 18 months) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger or consolidation or disposed or discontinued any operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation, disposal or discontinuance had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Company including cost savings and synergies, (that are reasonably identifiable and factually supportable and projected by the Company in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Company) within 18 months) as though the full effect of synergies and cost savings were realized on the first day of the relevant period and shall also include the reasonably anticipated full run rate cost savings effect (as calculated in good faith by a responsible financial or chief accounting officer of the Company) of cost savings programs that have been initiated by the Company or its Restricted Subsidiaries as though such cost savings programs had been fully implemented on the first day of the relevant period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(a)	Consolidated Interest Expense of such Person for such period;

(b)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(c)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during this period.

“FMSA” means the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht).

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date of any calculation or determination required hereunder. Except as otherwise set forth in this Agreement, all ratios and calculations based on GAAP contained in this Agreement shall be computed in accordance with GAAP. At any time after the Closing Date, the Company may elect to establish that GAAP shall mean the GAAP as in effect on or prior to the date of such election, provided that any such election, once made, shall be irrevocable. The Company shall give notice of either such election to the Administrative Agent and the Lenders. At any time after the Closing Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement), including as to the ability of the Company to make an election pursuant to the previous sentence; provided that any such election, once made, shall be irrevocable; provided, further again, that the Company may only make such election if it also elects to report any subsequent financial reports required to be made by the Company including pursuant to this Agreement in IFRS. The Company shall give notice of any election made in accordance with this definition to the Administrative Agent.

“Governmental Authority” shall mean any nation, sovereign, government or supra-national body, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(a)

to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(b)

entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means the Original Guarantors and each Additional Guarantor that Guarantees the Obligations of the Borrowers under this Agreement pursuant to the Guaranty.

“Guaranty” means the Guaranty, dated as of the date of this Agreement, between the Administrative Agent and the Original Guarantors (as supplemented from time to time).

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedge Agreement” shall mean an Interest Rate Agreement, Currency Agreement or Commodity Hedging Agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Hedge Agreement.

“Holdings” shall mean NXP Semiconductors N.V.

“Immaterial Subsidiary” means any Restricted Subsidiary that has Total Assets and Consolidated EBITDA (in each case calculated on a basis consistent with the calculation of Total Assets and Consolidated EBITDA, but with respect to such Restricted Subsidiary rather than the Company) of less than 5.0% of the Company’s Total Assets and Consolidated EBITDA measured, in the case of Total Assets, at the end of the most recent fiscal period for which internal financial statements are available and, in the case of Consolidated EBITDA, for the four quarters ended most recently for which internal financial statements are available, in each case measured on a pro forma basis giving effect to any acquisitions or dispositions of companies, division or lines of business since such balance sheet date or the start of such four quarter period, as applicable, and on or prior to the date of acquisition of such subsidiary; provided, that if on the Closing Date, the Revolving Credit Agreement or any Senior Unsecured Notes is guaranteed by one or more Immaterial Subsidiaries that have Consolidated EBITDA that, in aggregate, exceeds the Consolidated EBITDA of those Restricted Subsidiaries that are required to guarantee this Agreement pursuant to Section 6.2 or 9.11(a) by more than 5% (such excess over 5%, the “Percentage Differential”), then the Company shall, within 60 days of the Closing Date, designate in writing to the Administrative Agent one or more Restricted Subsidiaries that would otherwise be Immaterial Subsidiaries as not being Immaterial Subsidiaries such that the Percentage Differential is no longer applicable.

“Impacted Loans” shall have the meaning provided in Section .2.10(a)(iii)

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(a)	the principal of indebtedness of such Person for borrowed money;

(b)	the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c)

all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence), in each case only to the extent that the underlying obligation in respect of which the instrument was issued would be treated as Indebtedness;

(d)

the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), where the deferred payment is arranged primarily as a means of raising finance, which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(e)	Capitalized Lease Obligations of such Person;

(f)

the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(g)

the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (i) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (ii) the amount of such Indebtedness of such other Persons;

(h)	Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(i)

to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

The term “Indebtedness” shall not include Subordinated Shareholder Funding or any lease, concession or license of property (or Guarantee thereof) which would be (or, with respect to leases, concessions and licenses entered into after the Closing Date, would have been) considered an operating lease under GAAP as in effect on the Closing Date, any asset retirement obligations, any prepayments of deposits received from clients or customers in the ordinary course of business, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Closing Date or in the ordinary course of business.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amounts of funds borrowed and then outstanding and, in the case of letters of credit, bankers’ acceptances and similar instruments, reimbursement obligations outstanding (to the extent such obligations constitute Indebtedness under clause (c) above). The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Agreement, and (other than with respect to letters of credit or Guarantees or Indebtedness specified in clause (g) or (h) above) shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared on the basis of GAAP.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)	Contingent Obligations Incurred in the ordinary course of business;

(ii)

in connection with the purchase by the Company or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter; or

(iii)

any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes.

“Indemnified Person” shall have the meaning provided in Section 13.6(a).

“Indemnified Taxes” shall mean all Taxes (other than Excluded Taxes) and Other Taxes.

“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of the Company.

“Information” shall have the meaning provided in Section 8.16.

“Initial Investors” means:

(1)

KKR European Fund II, Limited Partnership, Bain Capital Fund IX, L.P., Bain Capital Fund VIII-E, L.P., Silver Lake Partners II Cayman, L.P., Apax Europe V-A, L.P., Apax Europe VI-A, L.P., AlpInvest Partners CS Investments 2006 C.V. and funds or partnerships related, managed or advised by any of them or any Affiliate of them; and

(2)	Philips and its Subsidiaries.

“Intangible Assets” means the value (net of applicable reserves), as shown on or reflected in the Company’s most recent consolidated balance sheet, of (i) all trade names, trademarks, licenses, patents, copyrights and goodwill, (ii) organizational and development costs, (iii) deferred charges (other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized) and (iv) unamortized debt discount and expenses, less unamortized premium.

“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or a beneficiary.

“Interpolated Rate” means, in relation to LIBOR Rate, the rate which results from interpolating on a linear basis between:

(a)	the applicable LIBOR Rate for the longest period (for which that LIBOR Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable LIBOR Rate for the shortest period (for which that LIBOR Rate is available) which exceeds the Interest Period of that Loan,

each as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period of that Loan.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an

Investment. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.

“Joint Bookrunners” shall have the meaning given to such term in the preamble to this Agreement.

“Joint Lead Arrangers” shall have the meaning given to such term in the preamble to this Agreement.

“Law” includes common or customary law, principles of equity and any constitution, code of practice, decree, judgment, decision, legislation, order, ordinance, regulation, by-law, statute, treaty or other legislative measure in any jurisdiction or any present or future directive, regulation, guideline, request, rule or requirement (in each case, whether or not having the force of law but, if not having the force of law, the compliance with which is in accordance with the general practice of persons to whom the directive, regulation, guideline, request, rule or requirement is intended to apply) of any Governmental Authority.

“Lender” shall have the meaning given to such term in the preamble to this Agreement.

“Lender Default” shall mean (a) the failure (which has not been cured as of the date that is three Business Days after the date on which such failure occurred) of a Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 3.3, unless such failure is the subject of a good faith dispute, (b) a Lender having notified the Administrative Agent and/or the Borrower that it does not intend to comply with the obligations under Section 2.1(a) or 3.3, (c) a Lender becoming the subject of a bankruptcy or insolvency proceeding, or (d) a Lender that has, or has a direct or indirect parent company that has, after the date of this Agreement, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or (iii) become the subject of a Bail-In Action.

“LIBOR Loan” shall mean any Loan bearing interest at the rate provided in Section 2.8(b).

“LIBOR Rate” means for any Interest Period as to any LIBOR Loan, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (the “LIBOR”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in the Base Currency, determined as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such Interest Period, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays LIBOR for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in the Base Currency, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period; provided that if LIBOR is quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, LIBOR shall be equal to the Interpolated Rate; and provided, further, that if any such rate determined pursuant to the preceding clauses (i) or (ii) is less than zero, the Eurodollar Rate will be deemed to be zero.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Loan” shall mean any ABR Loan or LIBOR Loan made by any Lender hereunder.

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants of any Parent, the Company or any Restricted Subsidiary:

(a)

(i) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or (ii) for purposes of funding any such person’s purchase of Capital Stock or Subordinated Shareholder Funding (or similar obligations) of the Company, its Subsidiaries or any Parent with (in the case of this sub-clause (ii)) the approval of the Board of Directors;

(b)	in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or

(c)	not exceeding €5,000,000 in the aggregate outstanding at any time.

“Material Adverse Effect” means a material adverse effect on the consolidated business, assets or financial condition of the Company and its Subsidiaries taken as a whole such that the Company and its Subsidiaries taken as a whole would be reasonably likely to be unable to perform their payment obligations under any of the Credit Documents; it being understood and agreed that the termination of the purchase agreement between Holdings and an affiliate of Qualcomm Incorporated and events related thereto (including, without limitation, the inability to obtain the required approval for the transactions contemplated by such purchase agreement from the State Administration for Market Regulation of the People’s Republic of China) shall not constitute a Material Adverse Effect).

“Maturity Date” means the date which is 364 days following the Closing Date.

“Minimum Borrowing Amount” shall mean (a) with respect to a Borrowing of LIBOR Loans, $1,000,000 and (b) with respect to a Borrowing of ABR Loans, $500,000.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act.

“Net Available Proceeds” means, with respect to any Asset Disposition other than any Excluded Asset Disposition, the excess, if any of cash payments received by either of the Borrowers or any of their Restricted Subsidiaries (including any cash payments received by way of deferred payment pursuant to, or monetization of, a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received) net of:

(a)

all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid or required to be paid or accrued as a liability under GAAP by the Borrowers or their Subsidiaries, as a consequence of such Asset Disposition;

(b)

all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which by applicable law be repaid out of the proceeds from such Asset Disposition;

(c)

all distributions and other payments required to be made to minority interest holders (other than any Parent, the Company or any of their respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(d)

the deduction of amounts of reserves established by the Borrowers and their Subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Borrowers or any Restricted Subsidiary after such Asset Disposition (provided that, if the amount of such reserves exceeds the amounts charged against such reserves, then such excess, upon the determination thereof, shall constitute Net Available Proceeds).

“Net Debt Proceeds” means, with respect to the borrowing, incurrence, issuance, offering or placement of Indebtedness of the type described in clause (a), (b) or (f) of the definition thereof (other than Excluded Debt) by Holdings, either of the Borrowers or any of their Restricted Subsidiaries, the cash proceeds thereof net of all investment banking fees, discounts and commissions, legal fees, consulting fees, accounting fees, underwriting discounts and commissions and other fees and expenses actually Incurred by Holdings, any Borrower or any Restricted Subsidiaries in connection therewith.

“Net Equity Proceeds” means, with respect to any issuance or sale of Capital Stock or any other equity securities (including any equity-linked securities, hybrid securities and debt securities which are convertible into equity) (other than any Excluded Equity) by Holdings or either of the Borrowers, the cash proceeds thereof net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred by Holdings, any Borrower or any Restricted Subsidiaries in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Consenting Lender” shall have the meaning provided in Section 13.8(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Notice of Borrowing” shall have the meaning provided in Section 2.3(a).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of the Borrowers arising under any Credit Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Borrower of any proceeding under any Debtor Relief Laws naming such Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” shall have the meaning assigned to such term in the definition of Sanctions.

“Officer” means, with respect to any Person, (a) the Chairman, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Managing Director (or any two Managing Directors if elected by such Credit Party) or the Secretary (i) of such Person or (ii) if such Person is owned or managed by a single entity, of such entity; or (b) any other individual designated as an “Officer” for the purposes of this Agreement by the Board of Directors of such Person (or, if such Person is owned or managed by a single entity, of such entity).

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer (or two officers, if elected by such Person) of such Person.

“Opinion of Counsel” means a written opinion from legal counsel reasonably satisfactory to the Administrative Agent. The counsel may be an employee of or counsel to the Company or its Subsidiaries.

“Original Credit Parties” means each of the Company, the Co-Borrower and the Original Guarantors.

“Original Guarantors” means each of NXP Semiconductors Netherlands B.V., Freescale Semiconductor Holdings V, Inc. and NXP USA, Inc.

“Other Taxes” shall mean any and all present or future stamp, documentary or any other excise, property or similar taxes (including interest, fines, penalties, additions to tax and related expenses with regard thereto) arising directly from any payment made or required to be made under this Agreement or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Credit Document, other than any such taxes that arise from the assignment or participation of any rights or obligations under this Agreement in accordance with Section 13.7.

“Parent” means any Person of which the Company at any time is or becomes a Subsidiary after the Closing Date and any holding companies established by any Permitted Holder for purposes of holding its investment in any Parent.

“Participant” shall have the meaning provided in Section 13.7(c)(i).

“Participant Register” shall have the meaning provided in Section 13.7(c)(ii).

“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Patriot Act” shall have the meaning provided in Section 13.22.

“Permitted Liens” means, with respect to any Person:

(a)

Liens on assets or property of a Restricted Subsidiary that is not any of the Borrowers or a Guarantor securing Indebtedness of any Restricted Subsidiary that is not any of the Borrowers or a Guarantor;

(b)

pledges, deposits or Liens under workmen’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business;

(c)

Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s and repairmen’s or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(d)

Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(e)

Liens in favor of issuers of surety, performance or other bonds, guarantees or letters of credit or bankers’ acceptances (not issued to support Indebtedness for borrowed money) issued pursuant to the request of and for the account of the Company or any Restricted Subsidiary in the ordinary course of its business;

(f)

encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Company and its Restricted Subsidiaries or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

(g)	Liens on assets or property of the Company or any Restricted Subsidiary securing Hedging Obligations permitted under this Agreement;

(h)	leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(i)

Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(j)

Liens on assets or property of the Company or any Restricted Subsidiary for the purpose of securing Capitalized Lease Obligations or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing other Indebtedness Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (i) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Agreement and (ii) any such Lien may not extend to any assets or property of the Company or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property;

(k)

Liens arising (a) by virtue of any statutory or common law provisions relating to banker’s Liens, (b) pursuant to the general conditions used by, or agreement or arrangement with, a bank operating in the Netherlands in the ordinary course of business, or (c) rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary or financial institution;

(l)

Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(m)	Liens securing obligations arising under the Revolving Credit Agreement and other Liens existing on the Closing Date;

(n)

Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Company or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(o)

Liens on assets or property of the Company or any Restricted Subsidiary securing Indebtedness or other obligations of the Company or such Restricted Subsidiary owing to the Company or another Restricted Subsidiary, or Liens in favor of the Company or any Restricted Subsidiary;

(p)

Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Agreement; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;

(q)	any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(r)

(i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar arrangements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(s)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(t)

Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(u)	Liens on cash accounts securing Indebtedness incurred under Section 10.1(b)(xi) with local financial institutions;

(v)

Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(w)

Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities or Liens over cash accounts securing cash pooling or cash management arrangements;

(x)	Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(y)	Liens Incurred in the ordinary course of business with respect to obligations (other than Indebtedness for borrowed money) which do not exceed €50,000,000 at any one time outstanding;

(z)	Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(aa)	any security granted over the marketable securities portfolio described in clause (i) of the definition of “Cash Equivalents” in connection with the disposal thereof to a third party; and

(bb)

other Liens (including successive extensions, renewals, alterations or replacements thereof) not excepted by clauses (a) through (aa) above, provided that after giving effect thereto the aggregate principal amount of the Secured Indebtedness of the Company and its Restricted Subsidiaries secured by such Liens does not exceed the greater of (A) the amount that would cause the Consolidated Secured Leverage Ratio to exceed 2.5 to 1.0 and (B) 15% of the Consolidated Net Tangible Assets, in each case after giving effect to such Incurrence and the application of the proceeds therefrom.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Platform” shall have the meaning provided in Section 13.21(b).

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Process Agent” shall have the meaning provided in Section 13.16(c).

“Public Lender” shall have the meaning provided in Section 13.21(b).

“Public Offering” means any offering of shares of common stock or other common equity interests that are listed on an exchange or publicly offered (which shall include an offering pursuant to Rule 144A and/or Regulation S under the Securities Act to professional market investors or similar persons).

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Agreement shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the date of this Agreement or Incurred in compliance with this Agreement (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(a)

if the Indebtedness being refinanced constitutes Subordinated Indebtedness, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is the same as or later than the final Stated Maturity of the Indebtedness being refinanced or, if shorter, this Agreement;

(b)

such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and costs, expenses and fees Incurred in connection therewith);

(c)

if the Indebtedness being refinanced is expressly subordinated to this Agreement, such Refinancing Indebtedness is subordinated to this Agreement on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced;

provided, however, that Refinancing Indebtedness shall not include Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

Refinancing Indebtedness in respect of any Indebtedness may be Incurred from time to time after the termination, discharge or repayment of any such Indebtedness.

“Register” shall have the meaning provided in Section 13.7(b)(iv).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Parties” shall mean, with respect to any specified Person, such Person’s controlling or controlled Affiliates and the directors, officers, employees, agents, trustees, advisors, members of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise, and any successors of each of the foregoing.

“Relevant Interbank Market” means in relation to Euros, the European interbank market and, in relation to any other currency, the London interbank market.

“Relevant Taxing Jurisdiction” shall mean any jurisdiction in which the Borrowers are organized or otherwise considered to be a resident for tax purposes at the time such Lender becomes a party to this Agreement, or any political subdivision or Governmental Authority thereof or therein having the power to tax.

“Repurchase Restricted Payments” shall mean Restricted Payments made to Holdings to enable Holdings to repurchase certain of the outstanding shares of its Capital Stock.

“Required Lenders” shall mean, at any date, (a) until the Total Commitments are reduced to zero, Non-Defaulting Lenders holding more than 50% of the sum of (i) the aggregate principal amount of Loans outstanding and (ii) the Adjusted Total Commitment, in each case, as at such date, or (b) if the Total Commitments have been terminated, the holders (excluding Defaulting Lenders) of a majority of the outstanding principal amount of the Loans (excluding the Loans of Defaulting Lenders) in the aggregate at such date.

“Responsible Officer” means:

(a)

when used with respect to the Administrative Agent, any officer within the Loan Operations Group (or any successor group of the Administrative Agent) or any other officer of the Administrative Agent customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject; or

(b)

when used with respect to any Credit Party or any of its Subsidiaries, the chief executive officer, chief financial officer, where customary in the relevant jurisdiction, any Managing Director (or any two Managing Directors, if elected by such Credit Party), treasurer, controller or any other senior officer (or two such officers, if the relevant Credit Party so elects) authorized to represent such Credit Party and designated as such by the Company in writing to the Administrative Agent.

“Restricted Payment” means any (a) dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Holdings, the Borrowers or any of their Restricted Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock to the holders of that class, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Holdings, the Borrowers or any of their Restricted Subsidiaries now or hereafter outstanding and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Holdings, the Borrowers or any of their Restricted Subsidiaries now or hereafter outstanding.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Revolving Credit Agreement” means the secured revolving credit agreement dated as of December 7, 2015 by and among the Company, the Co-Borrower, the financial institutions from time to time party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanction-related list of designated Persons maintained by OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more or controlled by any such Person or Person described in the foregoing clauses (a) and (b).

“Sanctions” means economic or financial sanctions or trade embargoes restrictive measures imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Currency” shall have the meaning provided in Section 5.7(a).

“Secured Indebtedness” means Indebtedness secured by a Lien.

“Securities Act” means the U.S. Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Senior Management” means the officers, directors, and other members of Senior Management of the Company or any of its Subsidiaries, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Parent and with an equity investment in excess of €250,000.

“Senior Unsecured Notes” means the senior unsecured notes issued by the Company pursuant to each Unsecured Note Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that meets any of the following conditions:

(a)

the Company’s and its Restricted Subsidiaries’ investments in and advances to the Restricted Subsidiary exceed 10% of the Total Assets of the Company and its Restricted Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year;

(b)

the Company’s and its Restricted Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Restricted Subsidiary exceeds 10% of the Total Assets of the Company and its Restricted Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year; or

(c)

the Company’s and its Restricted Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Restricted Subsidiary exceeds 10% of such income of the Company and its Restricted Subsidiaries on a consolidated basis for the most recently completed fiscal year.

“Similar Business” means (a) any businesses, services or activities engaged in by the Company or any of its Subsidiaries or any Associates on the Closing Date and (b) any businesses, services and activities engaged in by the Company or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“SSMC” means Systems on Silicon Manufacturing Company Pte or any successor entity or business thereto.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the Closing Date or thereafter Incurred) which is expressly subordinated in right of payment to the obligations of the Borrowers under this Agreement pursuant to a written agreement.

“Subordinated Shareholder Funding” means, collectively, any funds provided to the Company by a Parent in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided, however, that such Subordinated Shareholder Funding:

(a)

does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the seventh anniversary of this Agreement (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of the Company or any funding meeting the requirements of this definition);

(b)	does not require, prior to the seventh anniversary of this Agreement, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts;

(c)

contains no change of control or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to the seventh anniversary of this Agreement;

(d)	does not provide for or require any security interest or encumbrance over any asset of the Company or any of its Subsidiaries; and

(e)

pursuant to its terms is fully subordinated and junior in right of payment to this Agreement, the Revolving Credit Agreement, and the Senior Unsecured Notes pursuant to subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding.

“Subsidiary” means, with respect to any Person:

(a)

any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(b)	any partnership, joint venture, limited liability company or similar entity of which:

(i)

more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(ii)	such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Successor Company” shall have the meaning provided in Section 10.9(a)(i).

“Sum” shall have the meaning provided in Section 5.7(a).

“Tax Credit” means any credit against any Taxes or any relief or remission for Taxes (or their repayment).

“Tax Sharing Agreement” means any tax sharing or profit and loss pooling or similar agreement with customary or arm’s-length terms entered into with any Parent or Unrestricted Subsidiary, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of this Agreement.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any Governmental Authority.

“The Netherlands” and “the Netherlands” means the European part of the Kingdom of The Netherlands (Koninkrijk der Nederlanden).

“Total Assets” means the consolidated total assets of the Company and its Restricted Subsidiaries in accordance with GAAP as shown on the most recent balance sheet of such Person;

“Total Commitments” shall mean the sum of the Commitments of all the Lenders.

“Transactions” shall mean, collectively, the extension of credit under, and other transactions contemplated by, this Agreement and the consummation of any other transactions in connection with the foregoing (including in connection with any Repurchase Restricted Payments) and the payment of fees and expenses incurred in connection with any of the foregoing (including Transaction Expenses).

“Transaction Expenses” shall mean any fees or expenses incurred or paid by Holdings, the Company or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby.

“Transferee” shall have the meaning provided in Section 13.7(e).

“Type” shall mean, in relation to any Loan, its nature as an ABR Loan or a LIBOR Loan.

“Uniform Commercial Code” means the New York Uniform Commercial Code.

“Unrestricted Subsidiary” means SSMC and:

(a)

any Subsidiary of the Company (other than the Co-Borrower) that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company in the manner provided below); and

(b)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if: (i) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and (ii) such designation has also been, or substantially concurrently with the designation hereunder, will be, made under (x) the Revolving Credit Agreement and (y) each Unsecured Note Indenture.

Any such designation by the Board of Directors of the Company shall be evidenced to the Administrative Agent by filing with the Administrative Agent a resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (a) no Default or Event of Default would result therefrom, and (b)(i) a Restricted Subsidiary that is not a Guarantor could Incur at least €1.00 of additional Indebtedness under Section 10.1(a) or (ii) the Fixed Charge Coverage Ratio would not be worse than it was immediately prior to giving effect to such designation, in each case, on a pro forma basis taking into account such designation. Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the Board of Directors giving effect to such designation or an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, Unrestricted Subsidiaries shall not be subject to Section 5.2, Section 6, Section 8, Section 9, Section 10 or Section 11 for so long as they are designated as such.

“Unsecured Note Indenture” means each of (i) the indenture related to the issuance of Senior Unsecured Notes entered into on June 9, 2015, among the Company, the Co-Borrower, certain subsidiary guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, (ii) the indenture related to the issuance of Senior Unsecured Notes entered into on May 23, 2016, among the Company, the Co-Borrower, certain subsidiary guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee and (iii) the indenture relating to the issuance of Senior Unsecured Notes entered into August 11, 2016, among the Company, the Co-Borrower, certain subsidiary guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee.

“US Dollars”, “Dollars” and “US$” means the lawful currency of the United States of America.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary of the Company, all of the Capital Stock of which (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a Person other than the Company or another Wholly-Owned Subsidiary) is owned by the Company or another Wholly-Owned Subsidiary.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2	Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)	The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)

The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c)	Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d)	The term “including” is by way of example and not limitation.

(e)

The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)

In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g)	Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(h)	Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(i)	Any reference to a “Managing Director” of the Company or a Credit Party organized or established under the laws of the Netherlands means a managing director (bestuurder).

(j)

Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

(k)

Any reference to “Bank of America Merrill Lynch International Limited” is a reference to its successor in title Bank of America Merrill Lynch International Designated Activity Company (including, without limitation, its branches) pursuant to and with effect from the merger between Bank of America Merrill Lynch International Limited and Bank of America Merrill Lynch International Designated Activity Company that takes effect in accordance with Chapter II, Title II of Directive (EU) 2017/1132 (which repeals and codifies the Cross-Border Mergers Directive (2005/56/EC)) as implemented in the United Kingdom and Ireland. Notwithstanding anything to the contrary in any Loan Document, a transfer of rights and obligations from Bank of America Merrill Lynch International Limited to Bank of America Merrill Lynch International Designated Activity Company pursuant to such merger shall be permitted.

1.3	Accounting Terms.

(a)

All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.

(b)

Where reference is made to “the Company and its Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Company other than Restricted Subsidiaries.

1.4

Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5	Dutch Terms. In this Agreement, where it relates to a Dutch Credit Party or the context so requires, a reference to:

(a)

a “security interest” or “security” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie), right to reclaim goods (recht van reclame) and any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijke zekerheid);

(b)	an “administration” or “dissolution” includes declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(c)	a “moratorium” includes surseance van betaling and “a moratorium is declared” includes surseance verleend;

(d)	a “liquidator” includes a curator or a beoogd curator;

(e)	an “administrator” includes a bewindvoerder or a beoogd bewindvoerder; and

(f)	a “receiver” or an “administrative receiver” includes a curator or bewindvoerder.

1.6

References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational and constitutive documents, agreements (including this Agreement and each of the other Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are not prohibited by any Credit Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.7

Exchange Rates. For purposes of determining compliance with Sections 10.1 and 10.3, with respect to any amount of Indebtedness in a currency (other than Euros), compliance will be determined in accordance with Section 10.1(g).

1.8

Liability of Co-Borrower. The Co-Borrower shall be jointly and severally liable for all of the obligations and liabilities of the Company under this Agreement and the other Credit Documents; provided that the obligations of the Co-Borrower under this Agreement and the other Credit Documents shall be limited to an aggregate amount that would not render such obligations subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of applicable law.

1.9	Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.10

Timing of Payment or Performance. Except as otherwise provided herein, when the payment of any obligation or the performance of any covenant, duty, or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

1.11

Certifications. All certifications to be made hereunder by an officer or representative of a Credit Party shall be made by such a Person in his or her capacity solely as an officer or a representative of such Credit Party, on such Credit Party’s behalf and not in such Person’s individual capacity.

1.12

Compliance with Certain Sections. In the event that any Lien, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof) or Affiliate transaction meets the criteria of one or more than one of the categories of transactions then permitted pursuant to any clause or subsection of Section 10.1, 10.3 or 10.6 then, such transaction (or portion thereof) at any time shall be allocated to one or more of such clauses or subsections within the relevant sections as determined by the Borrower in its sole discretion at such time.

2.	AMOUNT AND TERMS OF CREDIT

2.1

Commitments. (a) Subject to and upon the terms and conditions herein set forth, each Lender severally agrees to make a Loan or Loans in an amount equal to such Lender’s Commitment and denominated in the Base Currency to the Borrowers which Loans (i) shall be made in one drawing on the Closing Date; (ii) may, at the option of the relevant Borrower be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans, provided that all Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Loans of the same Type; and (iii) may be repaid (without premium or penalty) in accordance with the provisions hereof. Loans that are repaid or prepaid hereunder may not be reborrowed.

(b)

Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (i) any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan, and (ii) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrowers resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply). In the event that any Loan is made by any domestic or foreign branch or Affiliate of a Lender on behalf of such Lender as contemplated by this clause (b), all of the provisions of this Agreement applicable to Lenders shall apply to and be enforceable by any such domestic or foreign branch or Affiliate.

2.2

Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing shall be in a multiple of, in the case of LIBOR Loans, $1,000,000 or, in the case of ABR Loans, $500,000 and, in each case, shall not be less than the Minimum Borrowing Amount with respect thereto. More than one Borrowing may be incurred on any date, provided that at no time shall there be outstanding more than five Borrowings of Loans under this Agreement.

2.3

Notice of Borrowing. (a) To request the borrowing of any Loans, the relevant Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (i) prior to 10:00 a.m. on the Closing Date in the case of any Borrowing of ABR Loans and (ii) prior to 10:00 a.m. at least three Business Days prior to the Closing Date in the case of each Borrowing of LIBOR Loans. Each such notice (a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day) and (iii) whether the respective Borrowing shall consist of ABR Loans or LIBOR Loans and, if LIBOR Loans, the Interest Period to be initially applicable thereto. If a Borrower fails to specify a Type of Loan in a Notice of Borrowing, then the Loan so required shall be an ABR Loan. If a Borrower fails to specify an Interest Period (if applicable) of a Loan in a Notice of Borrowing then the Loan so requested shall have an initial Interest Period of one month. Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly give each Lender written notice of each proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(b)	Any Notice of Borrowing shall be delivered in writing to the Administrative Agent in substantially the form set forth in Exhibit B.

2.4

Disbursement of Funds. (a) No later than 12:00 Noon on the Closing Date, each Lender will make available its pro rata portion of each Borrowing requested to be made on such date and in the manner provided below.

(b)

Unless otherwise agreed by the Company and the Administrative Agent in writing, each Lender shall make available all amounts it is to fund to the Borrowers on the Closing Date in immediately available funds in the Base Currency to the Administrative Agent at the Administrative Agent’s Office, and the Administrative Agent will make available to the Borrowers, by depositing to an account designated by the Company to the Administrative Agent the aggregate of the amounts so made available in the Base Currency. Unless the Administrative Agent shall have been notified by any Lender prior to the Closing Date that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on the Closing Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the Closing Date, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrowers, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrowers, and the Borrowers shall promptly (and, in any event, within one Business Day of such notice) pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrowers interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry practice on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, or (ii) if paid by the Borrower, the then-applicable rate of interest, calculated in accordance with Section 2.8, for the relevant Loans.

(c)

Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that the obligations of each Lender hereunder are several and no Lender shall be responsible for the failure of any other Lender to fulfill its obligations hereunder).

2.5	Repayment of Loans; Evidence of Debt. (a) The Borrowers shall repay to the Administrative Agent, for the benefit of the Lenders, on the Maturity Date, the then-unpaid Loans.

(b)

Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(c)

The Administrative Agent shall maintain the Register pursuant to Section 13.7(b), in which Register shall be recorded (i) the amount of each Loan made hereunder, the relevant Borrower of such Loan, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the relevant Borrower and each Lender’s share thereof.

(d)

The entries made in the Register and accounts maintained pursuant to clauses (b) and (c) of this Section 2.5 shall, to the extent permitted by applicable Law, be prima facie evidence of the existence and amounts of the obligations of a Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of any Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

2.6

Conversions and Continuations. (a) The Company shall have the option on any Business Day to convert all or a portion of the outstanding principal amount of Loans made of one Type into a Borrowing or Borrowings of another Type and shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Loans for an additional Interest Period, provided that (i) no partial conversion of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into LIBOR Loans if a Default or Event of Default is in existence on the date of the conversion and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such conversion, (iii) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such continuation, and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Company by giving the Administrative Agent at the Administrative Agent’s Office prior to 10:00 a.m., New York City time, at least three Business Days’ (or one Business Day’s notice in the case of a conversion into ABR Loans) prior written notice (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans or are to be converted into or continued as LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b)

If any Default or Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans denominated and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of LIBOR Loans, a Borrower has failed to specify a new Interest Period to be applicable thereto as provided in clause (a) above, such Borrower shall be deemed to have specified an Interest Period of one month, effective as of the expiration date of such current Interest Period. If a Borrower requests the conversion to, or continuation of, a LIBOR Loan, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

2.7

Funding of Borrowings. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder, and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.

2.8

Interest. (a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the aggregate of the Applicable ABR Margin plus the ABR in effect from time to time.

(b)

The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the aggregate of the Applicable LIBOR Margin in effect from time to time and the relevant LIBOR Rate.

(c)	[reserved].

(d)

If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (x) in the case of overdue principal on any Loan, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8 (a) or (b), as applicable, plus 2%, in each case from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment).

(e)

Interest on each Loan shall accrue from and including the date of the borrowing thereof to but excluding the date of any repayment thereof and shall be payable (i) on in respect of each ABR Loan, quarterly in arrears on the last day of each March, June, September and December, (ii) in respect of each LIBOR Loan, the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, and (ii) on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(f)	All computations of interest hereunder shall be made in accordance with Section 5.5.

(g)	[reserved].

(h)

The Administrative Agent, upon determining the interest rate for any Borrowing of Loans, shall promptly notify the Company and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9

Interest Periods. At the time the Company gives a Notice of Borrowing or a Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans (in the case of the initial Interest Period applicable thereto) or prior to 10:00 a.m. New York City time, at least three Business Days prior to the expiration of an Interest Period applicable to a Borrowing of LIBOR Loans, the Company shall have the right to elect by giving the Administrative Agent written notice the Interest Period applicable to a Borrowing, which

Interest Period shall, at the option of the Company, be a period commencing on the date of Borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Conversion or Continuation and ending one (1), two (2), three (3) or six (6) months thereafter, or such shorter period as the Borrowers may elect in the applicable notice, provided that the initial Interest Period may be for a period less than one month if agreed upon by the Company and the Administrative Agent (it being understood that any Borrowing of LIBOR Loans on the Closing Date may have an Interest Period beginning on the Closing Date and ending on the last Business Day of the month in which the Closing Date occurs).

Notwithstanding anything to the contrary contained above:

(a)

the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b)

if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)

if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(d)	the Borrowers shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the applicable Maturity Date; and

(e)

after giving effect to all the initial borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five Interest Periods in effect with respect to LIBOR Loans.

2.10

Increased Costs, Illegality, etc. (a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)

on any date for determining the LIBOR Rate for any Interest Period that (x) deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the relevant currency in the Relevant Interbank Market for a period equivalent to the relevant Interest Period or (y) by reason of any changes arising on or after the Closing Date affecting the Relevant Interbank Market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate; or

(ii)

at any time, that such Lender shall incur any increase in the cost to such Lender or reductions in the amounts received or receivable hereunder in connection with making or agreeing to make, funding or maintaining, LIBOR Loans or its Commitment hereunder (other than any such increase or reduction attributable to Taxes) because of (x) any Change in Law, such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the Relevant Interbank Market or the position of such Lender in such market; or

(iii)

at any time, that the making or continuance of any LIBOR Loan or its Commitment hereunder has become unlawful by compliance by such Lender in good faith with any Law, governmental rule, regulation, guideline or order (or would conflict with any such Law, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the Relevant Interbank Market; (such Loans, “Impacted Loans”), then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Company and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion or Continuation with respect to LIBOR Loans that have not yet been incurred, converted or continued (as applicable) shall be deemed rescinded by the Company (y) in the case of clause (ii) above, the Company shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Company by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrowers shall take one of the actions specified in subclause (x) or (y), as applicable, of Section 2.10(b) as promptly as possible and, in any event, within the time period required by Law.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in Section 2.10(a)(i)(x), the Administrative Agent, in consultation with the Borrowers and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (x) of the first sentence of the immediately preceding paragraph, (2) the Administrative Agent or the affected Lenders notify the Administrative Agent and the Borrowers that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrowers written notice thereof.

(b)

At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the relevant Borrowers may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (i) if the affected LIBOR Loan has been requested pursuant to the Notice of Borrowing or a Notice of Conversion or Continuation but has not been made, converted or continued (as applicable), cancel said Borrowing, conversion or continuation (as applicable) by giving the Administrative Agent written notice thereof on the same date that the Company was notified by a Lender pursuant to 2.10(a)(ii) or (iii); or (ii) if the affected LIBOR Loan is then outstanding (x) upon at least three Business Days’ notice to the Administrative Agent (if such Lender may lawfully continue to maintain such LIBOR Loans to such day or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans), require the affected Lender to convert each such LIBOR Loan into an ABR Loan if such conversion would overcome the illegality and each Loan so converted shall, unless already denominated in US Dollars, be redenominated into US Dollars at the applicable Exchange Rate, (y) prepay the affected LIBOR Loans on the last day of the Interest Period applicable thereto, if such Lender may lawfully continue to maintain such LIBOR Loan to such date, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loan, or (z) cause any affected Lender to assign the affected or LIBOR Loans to another Lender or to another bank or institution willing to accept such assignment (which assignment shall be subject to and in compliance with Section 13.7) to the extent any such affected Lender may lawfully continue to maintain the relevant LIBOR Loans until such time as such assignment becomes effective in accordance with the terms hereof. Upon any such conversion or prepayment, the Borrowers shall also pay accrued interest on the amount so converted or prepaid all amounts due, if any, in connection with such prepayment or conversion under Section 2.11. The Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any assignment pursuant to sub-clause (z). If more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c)

If, after the Closing Date, the adoption of any applicable Law, rule or regulation regarding capital adequacy or liquidity, or any Change in Law, or any change in the interpretation or administration thereof by any Governmental Authority, the National Association of Insurance Commissioners, any central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or its parent with any request or directive made or adopted after the date hereof regarding capital adequacy or liquidity occurring after the Closing Date, of any such authority, association, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent or its Affiliates for such reduction, it being understood and agreed, however, that (i) a Lender shall not be entitled to compensation for such reduction except to the extent resulting from the adoption of any applicable Law, rule or regulation regarding capital adequacy or liquidity, or any Change in Law, or any change in the interpretation or administration thereof by any Governmental Authority, the

National Association of Insurance Commissioners, any central bank or comparable agency charged with the interpretation or administration thereof, after the date hereof and (ii) a Lender shall not be entitled to such compensation to the extent such Lender is not generally imposing such charges on, or requesting such compensation from, borrowers (similarly situated to the Company) under syndicated credit facilities. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Company which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrowers’ obligations to pay additional amounts pursuant to this Section 2.10(c) promptly following receipt of such notice.

(d)	It is understood that this Section 2.10 shall not apply to Excluded Taxes and shall apply without duplication to Section 5.4.

2.11

Compensation. If (a) any payment of principal of any LIBOR Loan is made by a Borrower to or for the account of a Lender, or is converted or continued, other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Section 2.6, 2.10, 5.1, 5.2 or 13.8, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of LIBOR Loans is not made as a result of a withdrawn Notice of Borrowing or as a result of the operation of any of the provisions of this Agreement, (c) any ABR Loan is not converted into a LIBOR Loan as a result of a withdrawn Notice of Conversion or Continuation or as a result of the operation of any of the provisions of this Agreement, (d) any LIBOR Loan is not continued as a LIBOR Loan, as a result of a withdrawn Notice of Conversion or Continuation or as a result of the operation of any of the provisions of this Agreement, (e) any prepayment of principal of any LIBOR Loan or is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2 or as a result of the operation of any of the provisions of this Agreement, (f) other than with respect to an assignment of Loans of a Defaulting Lender, any assignment of a LIBOR Loan on a day other than the last day of the Interest Period for such Loan as a result of a request by the Company pursuant to Section 13.8(a), the Borrowers shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 2.11, each Lender shall be deemed to have funded each LIBOR Loan made by it by a matching deposit or other borrowing in the Relevant Interbank Market in the relevant currency for a comparable amount and for a comparable period, whether or not such LIBOR Loan was in fact so funded.

2.12

Change of Lending Office. (a) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Company, use commercially reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event or to assign its rights and obligations hereunder to another of its branches or Affiliates, provided that such designation or assignment is made on such terms that would eliminate or reduce amounts payable pursuant to Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b), 3.5 or 5.4, as the case may be, and that, in such Lender’s judgment, cause such Lender and its lending office suffer no economic (including becoming subject to any unreimbursed cost or expense), legal or regulatory disadvantage. Nothing in this Section 2.12 shall affect or postpone any of the obligations of any Borrower or the right of any Lender provided in Section 2.10, 3.5 or 5.4.

(b) Each Lender may from time to time change its lending office by notice to the Company and the Administrative Agent, effective within five Business Days after notice thereof.

2.13

Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Borrower.

2.14	Defaulting Lenders.

(a)

Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)

Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 13.1.

(ii)

Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.11 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrowers may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Borrowers or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fourth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.14(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)

Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

3.	[RESERVED]

4.	FEES; COMMITMENTS

4.1	Fees. The Company agrees to pay to the Administrative Agent, the fees and expenses in respect of the performance of such role as may be separately agreed from time to time.

4.2

Mandatory Termination of Commitments. The Total Commitments shall terminate at the earlier to occur of (a) the funding of the Loans on the Closing Date and (b) 5:00 p.m., Eastern Time, on November 30, 2018.

5.	PAYMENTS

5.1

Voluntary Prepayments. The Borrowers shall have the right, at any time, to prepay Loans, without premium or penalty, in whole or in part from time to time on the following terms and conditions: (a) the Company shall give the Administrative Agent and at the Administrative Agent’s Office written notice of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans the specific Borrowing(s) to be prepaid, which notice shall be given by such Borrower no later than in the case of LIBOR Loans, 10:00 a.m. three Business Days prior to, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders; (b) each partial prepayment of any LIBOR Loans shall be in an integral multiple of $1,000,000 and in an aggregate principal amount of at least $5,000,000 and each partial prepayment of ABR Loans shall be in an integral multiple of $100,000 and in an aggregate principal amount of at least $500,000 or, in each case, if less, the entire principal amount thereof then outstanding, provided that no partial prepayment of Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount, and (c) any prepayment of LIBOR Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the relevant Borrower with the applicable provisions of Section 2.11. Each such prepayment shall be applied to the Lenders’ participation in each such Loan pro rata, provided that, at the Company’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Loan of a Defaulting Lender (provided, further, that, in the case of any Lenders that are Affiliates of other Lenders, such Lenders may allocate such prepayments among such Lenders as such Lenders determine in their discretion).

5.2

Mandatory Prepayment. The Borrowers shall notify the Administrative Agent no later than the date that is three Business days following the receipt of any Net Debt Proceeds (including into escrow), Net Equity Proceeds or Net Available Proceeds. No later than the date that is five Business days following the receipt of any Net Debt Proceeds, Net Equity Proceeds or Net Available Proceeds, the Borrowers shall prepay the outstanding Loans by an amount equal to 100% of such Net Debt Proceeds, Net Equity Proceeds or Net Available Proceeds, as applicable. All mandatory prepayments under this Section 5.2 will be applied without penalty or premium and will be applied pro rata among the Loans of the Lenders (provided that, in the case of any Lenders that are Affiliates of other Lenders, such Lenders may allocate such reductions or prepayments, as the case may be, among such Lenders as such Lenders determine in their discretion).

5.3

Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by each Borrower in the Base Currency, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto not later than 1:00 p.m. on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Company, it being understood that written or facsimile notice by a Borrower to the Administrative Agent to make a payment from the funds in such Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 1:00 p.m. on such day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b)

Any payments under this Agreement that are made later than 1:00 p.m. shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, such extension of time shall be reflected in computing interest or fees (as the case may be) at the applicable rate in effect immediately prior to such extension.

5.4

Net Payments. (a) Any and all payments made by or on behalf of any Credit Party under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Indemnified Taxes; provided that if a Credit Party shall be required by law to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this Section 5.4), the Administrative Agent or any Lender, as the case may be, receives an amount equal to the after tax sum it would have received had no such deductions or withholdings been made, (ii) the relevant Credit Party shall make such deductions or withholdings and (iii) the relevant Credit Party shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. Whenever any Indemnified Taxes are payable by a Credit Party, as promptly as possible thereafter, such Credit Party shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt in such form as provided in the ordinary course by the relevant Governmental Authority and as is reasonably available to the relevant Credit Party (or other evidence acceptable to such Lender, acting reasonably) received by such Credit Party showing payment thereof.

(b)

Each Credit Party shall pay and shall jointly and severally indemnify and hold harmless, on an after tax basis, the Administrative Agent and each Lender (whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority) with regard to any Other Taxes.

(c)

Each Credit Party shall jointly and severally indemnify and hold harmless, on an after tax basis, the Administrative Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed on the Administrative Agent or such Lender as the case may be, on or with respect to any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Upon the request of the Company, such Administrative Agent, or a Lender must provide details of how it calculated the amount of Indemnified Taxes for which it claimed liability under this Section 5.4. A certificate as to the amount of such payment or liability delivered to a Credit Party by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d)	Each Lender shall to the extent it is legally entitled to do so:

(i)

upon the request of the Company or the Administrative Agent deliver to the Borrowers and the Administrative Agent two copies of any certification, information, documents or other evidence concerning the nationality, residence or identity of such Lender or make any declaration of similar claim or satisfy any other reporting requirement relating to such matters, which is required by a statute, regulation or administrative practice of a relevant Governmental Authority as a precondition to exemption from all or a part of any Taxes, assessment or other governmental charge; and

(ii)

deliver to the Borrowers and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to any Borrower;

unless in any such case any Change in Law has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrowers and the Administrative Agent. Each Person that shall become a Participant pursuant to Section 13.7 or a Lender pursuant to Section 13.7 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(d), provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

(e)

If a Credit Party determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder or any other Credit Document, the relevant Lender or the Administrative Agent, as applicable, shall cooperate with such Credit Party in challenging such taxes at such Credit Party’s expense if so requested by such Credit Party. If any Lender or the Administrative Agent, as applicable, receives a refund of, or determines that a Tax Credit is available to it with respect to, a tax for which a payment has been made by a Credit Party pursuant to this Agreement, which refund or Tax Credit in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by such Credit Party, then the Lender or the Administrative Agent, as the case may be, shall reimburse such Credit Party for such amount (together with any interest received thereon) as the Lender or the Administrative Agent, as the case may be, determines to be the proportion of the refund or Tax Credit as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the payment had not been required. A Lender or the Administrative Agent shall claim any refund or Tax Credit that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim. Neither the Lender nor the Administrative Agent shall be obliged to disclose any information regarding its tax affairs or computations to the any Credit Party in connection with this clause (e) or any other provision of this Section 5.4.

(f)	The agreements in this Section 5.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

5.5       Computations of Interest. Interest on LIBOR Loans, and, except as provided in the next succeeding sentence, ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the prime rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

5.6	Limit on Rate of Interest.

(a)

No Payment shall exceed Lawful Rate. Notwithstanding any other term of this Agreement, no Borrower shall be obliged to pay any interest or other amounts under or in connection with this Agreement in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b)

Payment at Highest Lawful Rate. If a Borrower is not obliged to make a payment which it would otherwise be required to make, as a result of Section 5.6(a), such Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c)

Adjustment if any Payment exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate any Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any applicable Law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to, in the case of LIBOR Loans, the beginning of the relevant Interest Period or, in the case of ABR Loans, the relevant date, the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by such Borrower to the affected Lender under Section 2.8.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from any Borrower an amount in excess of the maximum permitted by any applicable Law, rule or regulation, then such Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to such Borrower.

5.7	Currency Indemnity.

(a)

If any sum due from a Credit Party under the Credit Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of: (i) making or filing a claim or proof against that Credit Party; (ii) obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, in either case that Credit Party shall as an independent obligation, within three Business Days of demand, indemnify each Lender to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Credit Party waives any right it may have in any jurisdiction to pay any amount under the Credit Documents in a currency or currency unit other than that in which it is expressed to be payable.

6.	CONDITIONS PRECEDENT TO THE CLOSING DATE

The occurrence of the Closing Date is subject to the satisfaction (or waiver) of the following conditions precedent, except as otherwise agreed in writing between the Company and the Administrative Agent (with the consent of the requisite percentage of Lenders in accordance with the terms hereof). The Administrative Agent shall, upon such conditions precedent being satisfied (or waived as the case may be), promptly confirm such satisfaction (or waiver) in writing to the Lenders and the Company.

6.1	Credit Documents. The Administrative Agent shall have received:

(a)	this Agreement, executed and delivered by a duly authorized signatory of each Borrower and each Lender; and

(b)	the Guaranty, executed and delivered by a duly authorized signatory of each of the Guarantors.

6.2	[Reserved].

6.3

Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a certificate from an Authorized Officer of the Company substantially in the form of Exhibit C-2 demonstrating, as of the Closing Date, that the Company on a consolidated basis with its Subsidiaries is solvent on a pro forma basis after giving effect to the Transactions.

6.4

Legal Opinions. The Administrative Agent (or its counsel) shall have received the executed legal opinions of (i) special New York and Delaware counsel to the Borrowers reasonably satisfactory to the Administrative Agent and (ii) special Dutch counsel to the Borrowers reasonably satisfactory to the Administrative Agent, in each case addressed to the Lenders. The Borrowers and the Administrative Agent hereby instruct counsel to deliver such legal opinions.

6.5

Closing Certificate. The Administrative Agent shall have received a certificate of each Original Credit Party, dated the Closing Date, substantially in the form of Exhibit C-1, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Original Credit Party (or where customary in the relevant jurisdiction, executed by a director or Authorized Officer of such Original Credit Party), and attaching the documents referred to in Sections 6.6 and 6.7 below and certifying as to each of Sections 6.8, 6.9 and 6.12 below.

6.6

Corporate Proceedings of Each Original Credit Party. The Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors and, to the extent required under applicable Law or the organizational documents of any Original Credit Party, the shareholders of each Original Credit Party (or a duly authorized committee thereof) authorizing (i) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (ii) in the case of the Borrowers, the extensions of credit contemplated hereunder.

6.7

Corporate Documents. The Administrative Agent shall have received true and complete copies of the certificate of incorporation, its current by-laws (or equivalent organizational documents) and, to the extent available in the relevant jurisdiction, an extract of the trade register of each Original Credit Party.

6.8

Representations and Warranties. The representations and warranties set forth in Section 8 shall be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.

6.9

Absence of Defaults. (a) No Default or Event of Default shall exist hereunder, and (b) no “Default” or “Event of Default” (in each case, as defined in each Unsecured Notes Indenture) under the Revolving Credit Agreement or any Unsecured Notes Indenture shall exist.

6.10

Notice of Borrowing. The Administrative Agent (or its counsel) shall have received a Notice of Borrowing with respect to the Loans to be made on the Closing Date meeting the requirements of Section 2.3.

6.11	[Reserved].

6.12	No Material Adverse Effect. Since December 31, 2017, there has not been any Material Adverse Effect.

6.13

Fees. All fees required to be paid on the Closing Date pursuant to the Agency Fee Letter and the Fee Letter and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrowers), shall be paid on or prior to the Closing Date (which amounts may, at the Borrowers’ option, be offset against the proceeds of the Loans).

6.14

Financial Statements. The Joint Lead Arrangers shall have received (a) the audited consolidated balance sheets of Holdings for the fiscal years December 31, 2017, December 31, 2016 and December 31, 2015, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of Holdings and its subsidiaries for the years ended December 31, 2017, December 31, 2016 and December 31, 2015 and (b) the unaudited consolidated balance sheets of Holdings and its subsidiaries, and the related consolidated statements of income or operations, shareholders’ equity and cash flows, for each subsequent fiscal quarter ended at least 60 days before the Closing Date (other than the fourth quarter of each fiscal year); provided that the Joint Lead Arrangers hereby acknowledge receipt of the audited financial statements referred to in clause (a) and the unaudited financial statements of Holdings and its subsidiaries in the foregoing clause (b) for the fiscal quarters ending April 1, 2018 and July 1, 2018; provided further that, the filing by Holdings of the required financial statements on Form 20-F or Form 6-K, as applicable, with the SEC will satisfy the foregoing requirements of this Section 6.14.

6.15

KYC. The Joint Lead Arrangers shall have received, at least three Business Days prior to the Closing Date, all documentation and other information about the Borrowers and the Guarantors as shall have been reasonably requested in writing by the Joint Lead Arrangers at least seven calendar days prior to the Closing Date and as is required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the CDD Rule.

The acceptance of the benefits of the Loans shall constitute a representation and warranty by each Credit Party to each of the Lenders that all of the applicable conditions specified in this Section 6 exist as of that time.

7.	[RESERVED]

8.	REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans as provided for herein, each Borrower makes the following representations and warranties to the Lenders and each Agent on the Closing Date all of which shall survive the execution and delivery of this Agreement and the making of the Loans:

8.1

Organization; Powers. Each of the Credit Parties (a) is a partnership, limited liability company, exempted company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization and (b) has the power and authority to execute, deliver and perform its obligations under each of the Credit Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrowers, to borrow and otherwise obtain credit hereunder.

8.2

Authorization. The execution, delivery and performance by each of the Credit Parties of each of the Credit Documents to which it is a party, and the borrowings and extensions of credit hereunder (a) have been duly authorized by all corporate, stockholder, shareholder, limited liability company or partnership action required to be obtained by each Credit Party and (b) will not (i) violate (A) any provision of any law, statute, rule or regulation, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which any Credit Party is a party or by which any or any of their property is or may be bound, except for any such violation described in this clause (i) that could not reasonably be expected to have a Material Adverse Effect, (ii) violate any material provision of the certificate or articles of incorporation or other constitutive documents or by-laws of any Credit Party, (iii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, except for any such conflict, breach or default described in this sub-clause (iii) that could not reasonably be expected to have a Material Adverse Effect.

8.3

Enforceability. This Agreement has been duly executed and delivered by each Credit Party party hereto and constitutes, and each other Credit Document when executed and delivered by each Credit Party that is party thereto will constitute, a legal, valid and binding obligation of such Credit Party enforceable against each such Credit Party in accordance with its terms, subject to Debtor Relief Laws and to general principles of equity.

8.4

Governmental Approvals; Other Consents. No action, consent or approval of, registration or filing with or any other action by, any Governmental Authority or any other Person is or will be required in connection with the execution, delivery and performance of the Credit Documents, except for (a) such as have been made or obtained and are in full force and effect and (b) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

8.5

Federal Reserve Regulations. (a) No Credit Party nor any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” (as defined in Regulation U).

(b)

No part of the proceeds of any Loan will be used, by or on behalf of any Credit Party, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of Regulation U or Regulation X.

8.6	Investment Company Act. No Credit Party nor any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

8.7	Use of Proceeds. The proceeds of the Loans will be used to (a) finance the Repurchase Restricted Payments and (b) to pay Transaction Expenses.

8.8

Solvency. (a) On the Closing Date, but after giving pro forma effect to the Transactions, (i) (A) the fair value of the assets of the Company and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (B) the present fair saleable value of the property of the Company and its Subsidiaries on a consolidated basis is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debt and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (C) the Company and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (D) the Company and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital and (ii) each Credit Party (A) has not ceased, and does not expect that it will cease, making payments on its liabilities when due and (B) can, and expects that it can, obtain credit in the ordinary course of business. For the purposes of this Section 8.8, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

(b)

No Credit Party intends to, and does not believe that it or any of the Restricted Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

8.9

Financial Statements; No Material Adverse Effect. (a) The audited financial statements of the Company as at December 31, 2017 and for the fiscal year then ended together with the notes thereto (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present, in all material respects, the consolidated financial condition of the Company as of the date thereof and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)	Since December 31, 2017, there has been no event, change, occurrence or development, either individually or in the aggregate, that has had a Material Adverse Effect.

8.10

Litigation. Except as specifically disclosed on Schedule 8.10, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers, threatened in writing, at law, in equity, in arbitration or before any governmental authority, by or against the Company or any of its Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

8.11

No Default. Neither the Company nor any Restricted Subsidiary thereof is in default under any contractual obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.12

Ownership of Properties; Liens. The Company and each Subsidiary thereof has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Company and its Restricted Subsidiaries is subject to no Liens, other than Permitted Liens.

8.13

Environmental Compliance. The Company and its Restricted Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof to the best knowledge of the Company, except as specifically disclosed in Schedule 8.13, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.14

Taxes. Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company and its Restricted Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except such filings and payments (x) which are not overdue by more than 30 days or (y) which are being contested in good faith by appropriate proceedings diligently conducted, or which are not made in good faith, and for which adequate reserves have been provided in accordance with GAAP.

8.15

Subsidiaries; Equity Interests. As of the date of this Agreement, the Company has no Restricted Subsidiaries other than those specifically disclosed in Schedule 8.15, and (except as disclosed on such Schedule) all of the outstanding equity interests in such Restricted Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or a Subsidiary thereof in the amounts specified in Schedule 8.15 free and clear of all Liens other than any Permitted Lien. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any equity investments in any other corporation or entity other than those permitted under this Agreement.

8.16	[Reserved].

8.17

No Material Misstatements. All written information (other than projections and other forward looking information, financial information and information of a general industry or economic nature) (the “Information”) furnished by or on behalf of any Credit Party to any Lenders or the Administrative Agent in connection with the Transactions (as such Information may have been supplemented in writing prior to the Closing Date) or the other transactions contemplated by the Credit Documents, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders or the Administrative Agent (as the case may be) and (in the case of such Information delivered prior to the Closing Date) as of the Closing Date and did not contain any material misstatement of fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made; provided that, with respect to projected financial information and other forward looking information (including any pro forma financial information), the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

8.18

Compliance With Laws. (a) The Company and each of its Restricted Subsidiaries is in compliance in all material respects with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Without limitation of the foregoing, the Company and each of its Restricted Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other social security and employee benefit plan governed by the laws in any jurisdiction in which it operates and (ii) with the terms of any such plan, except, in each case, for (x) such requirement of law, applicable regulation, published interpretations or plan term is being contested in good faith by appropriate proceeding diligently conducted; or (y) such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

(b)	Sanctions Concerns. No Credit Party, nor any Subsidiary of a Credit Party, nor, to the knowledge of the Credit Parties, any director, officer, employee or agent thereof, is a Sanctioned Person.

(c)

Anti-Corruption Laws. Each Credit Party and each Subsidiary of a Credit Party is in compliance in all material respects with Anti-Corruption Laws and applicable Sanctions, and has instituted and maintained (or has a parent company that institutes or maintains on its behalf) policies and procedures reasonably designed to promote and achieve compliance with such laws in all material respects.

8.19

Intellectual Property Licenses. The Company and its Restricted Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, without conflict with the rights of any other person, except to the extent such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Restricted Subsidiary infringes upon any rights held by any other person, except to the extent such infringements, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as specifically disclosed in Schedule 8.18, no claim or litigation regarding any of the foregoing against the Company or its Restricted Subsidiaries is pending or, to the knowledge of the Company, threatened in writing, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

8.20	Beneficial Ownership Certification. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

9.	AFFIRMATIVE COVENANTS

Each Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Commitments have terminated and the Loans, together with interest, Fees and all other Obligations incurred hereunder, are paid and performed in full (other than contingent obligations not yet due and payable):

9.1	Financial Statements. The Company will deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)

beginning with the fiscal year ending on or about December 31, 2018, as soon as available, but in any event on or before the date on which such financial statements would be required to be filed with the SEC but no later than 120 days after the end of each fiscal year (or, if such financial statements are not required to be filed with the SEC, within 120 days after the end of each fiscal year of the Company) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of KPMG or another registered public accounting firm of internationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b)

beginning with the first full fiscal quarter ending after the Closing Date as soon as available, but in any event on or before the date on which such financial statements would be required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by the chief executive officer, chief financial officer, treasurer or controller of the Company as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries and any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, constitutes a Significant Subsidiary of the Company, then the annual and quarterly financial information required by the clauses (a) and (b) above shall include either (i) a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company or (ii) stand-alone audited or unaudited financial statements, as the case may be, of such Unrestricted Subsidiary or Unrestricted Subsidiaries (as a group or otherwise) together with an unaudited reconciliation to the financial information of the Company and its Subsidiaries, which reconciliation shall include the following items: revenue, EBITDA, net income, cash, total assets, total debt, shareholders equity, capital expenditures and interest expense.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) above may be satisfied with respect to financial information of the Company and its Subsidiaries by furnishing (i) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings) or (ii) the Company’s or Holdings’ (or any direct or indirect parent thereof), as applicable, Form 20-F or

6-K, as applicable, filed with the SEC. provided that, with respect to each of sub-clauses (i) and (ii), (A) to the extent such information relates to Holdings (or a parent thereof), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such parent), on the one hand, and the information relating to the Company and its Subsidiaries on a standalone basis, on the other hand and (B) to the extent such information is in lieu of information required to be provided under this Section 9.1, such materials are accompanied by a report and opinion of an independent registered public accounting firm of internationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

9.2	Certificates; Other Information. (a) The Company will deliver to the Administrative Agent for prompt further distribution to each Lender:

(i)

not later than 5 Business Days after the delivery of the financial statements referred to in Section 9.1(a), a certificate of the registered public accounting firm certifying such financial statements; and

(ii)

not later than 5 Business Days after the delivery of the financial statements referred to in Section 9.1(a) and 9.1(b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer, controller or Authorized Officer of the Company.

Documents required to be delivered pursuant to Section 9.1(a)(i) or 9.1(a)(ii) above may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which Holdings or the Company posts such documents, or provides a link thereto on Holdings’ or the Company’s website on the internet at the website address listed on Schedule 9.2; or (b) on which such documents are posted on Holdings’ or the Company’s behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, Holdings or the Company shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender that requests Holdings or the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) Holdings or the Company shall notify the Administrative Agent for further notification to each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

(b) The Company will deliver to the Administrative Agent for further distribution to the Lenders, promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the CDD Rule.

9.3

Notices. (a) Each Borrower will, or will cause each of its Restricted Subsidiaries to, promptly after a Responsible Officer of the Company or such Subsidiary obtains knowledge thereof, notify the Administrative Agent:

(i)	of the occurrence of any Default; and

(ii)

of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (A) breach or non-performance of, or any default under, a contractual obligation of the Company or any Restricted Subsidiary thereof; (B) any dispute, litigation, investigation, proceeding or suspension between the Company or any Restricted Subsidiary thereof and any Governmental Authority; or (C) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Restricted Subsidiary thereof, including pursuant to any applicable Environmental Laws, which, in any such case, has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b)

Each notice pursuant to this Section 9.3 shall be accompanied by a statement of a Responsible Officer of the Company setting forth material details of the occurrence referred to therein and stating what action the Company or the relevant Subsidiary has taken and proposes to take with respect thereto, if any.

9.4

Payment of Obligations. Each Borrower will, and will cause each of its Restricted Subsidiaries to, pay and discharge as the same shall become due and payable, all its obligations and liabilities in respect of taxes, assessments and governmental charges or levies upon it or its properties or assets, unless (a) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves, if any, in accordance with GAAP are being maintained by the Company or such Restricted Subsidiary; or (b) the failure to pay or discharge the same could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.5	Preservation of Existence; Assets. Each Borrower will, and will cause each of its Restricted Subsidiaries to:

(a)

preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization, except to the extent the failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b)

take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 10.9 or 10.10; and

(c)	preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

9.6

Maintenance of Properties. Each Borrower will, and will cause each of its Restricted Subsidiaries to, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted and casualty and condemnation excepted, and make all necessary repairs thereto and renewals and replacements thereof (in accordance with prudent industry practice) except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

9.7

Maintenance of Insurance. Each Borrower will, and will cause each of its Restricted Subsidiaries to, maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated persons engaged in the same or similar businesses as the Company and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other persons.

9.8

Compliance with Laws. Each Borrower will, and will cause each of its Restricted Subsidiaries to, comply in all material respects with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. Without limitation of the foregoing, the Company and each of its Restricted Subsidiaries shall at all times comply (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other social security and employee benefit plan governed by the laws in any jurisdiction in which it operates and (ii) with the terms of any such plan (including funding obligations thereunder), except, in each case, for (x) such requirement of law, applicable regulation, published interpretations or plan term is being contested in good faith by appropriate proceeding diligently conducted; or (y) such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

9.9

Inspection Rights. Each Borrower will, and will cause each of its Restricted Subsidiaries to permit, representatives and independent contractors of the Administrative Agent and the Required Lenders to visit and inspect any of its properties, to examine its corporate, financial and operating records, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Required Lenders under this Section 9.9, and the Administrative Agent shall not exercise such rights more often than two times during any calendar year absent the existence of an Event of Default and for one such time the reasonable expenses of the Administrative Agent in connection with such visit and inspection shall be for the Company’s account; provided further that when an Event Of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the reasonable expense of the Company at any time during normal business hours and upon reasonable advance notice.

9.10

Use of Proceeds. Each Borrower will use the proceeds of the extensions of credit under this Agreement to (a) finance the Repurchase Restricted Payments and (b) pay the Transaction Expenses. The proceeds of the extensions of credit will not, directly or indirectly, be used, lent, contributed, or otherwise made available to any Subsidiary, joint venture partner, or other Person (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding is, a Sanctioned Person or a Sanctioned Country, (ii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, or (iii) or in any other in any manner that would constitute an unlawful breach of Sanctions or any applicable anti-corruption laws by any party hereto or any Person participating in the Loans, whether as lender, underwriter, advisor, or otherwise.

9.11

Guarantees by Restricted Subsidiaries. (a) Subject to the Agreed Guarantee Principles, if, as of the last day of any fiscal year for which financial statements have been delivered pursuant to Section 9.1, any Wholly-Owned Subsidiary of the Company or any Restricted Subsidiary ceases to be an Immaterial Subsidiary, such Restricted Subsidiary must, within 60 days (or such longer period as the Administrative Agent may agree in writing (including by e-mail)) after the date on which the Compliance Certificate for such fiscal year is delivered, provide a Guarantee of this Agreement by executing a supplement to the Guaranty in the form attached thereto).

(b)

If the Company or any of its Restricted Subsidiaries acquires or creates a Wholly-Owned Subsidiary (other than an Immaterial Subsidiary) after the Closing Date and the issuance of a Guarantee by such Subsidiary is not precluded by the Agreed Guarantee Principles, the new Restricted Subsidiary shall, within 60 days (or such longer period as the Administrative Agent may agree in writing (including by e-mail)) after becoming a Restricted Subsidiary, provide a Guarantee of this Agreement by executing a supplement to the Guaranty in the form attached thereto.

(c)

The obligations of each Guarantor under the Guaranty will be limited to the maximum amount that would not render the Guarantors obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of foreign or state law and as otherwise set forth in the Guaranty or relevant supplement to the Guaranty.

(d)	The obligations of a Guarantor under the Guaranty will terminate upon:

(i)

a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (other than to the Company or a Restricted Subsidiary), in each case, that is not prohibited by this Agreement;

(ii)	the designation in accordance with this Agreement of the Guarantor as an Unrestricted Subsidiary;

(iii)

to the extent that the Guarantor is not an Immaterial Subsidiary due to the operation of the proviso to the definition of “Immaterial Subsidiary”, upon the release of the guarantee or guarantees referred to in such proviso that resulted in the Guarantor not being an Immaterial Subsidiary;

(iv)

the Guarantor becoming an Immaterial Subsidiary, tested as of the last day of any fiscal year for which financial statements have been delivered pursuant to Section 9.1 and a Compliance Certificate has been delivered pursuant to Section 9.2(b) and that Guarantor being designated by the Company pursuant to that Compliance Certificate as an Immaterial Subsidiary whose obligations under the Guaranty should terminate; or

(v)	repayment in full of all amounts due and payable under the Credit Documents (other than contingent obligations not then due and payable) and cancellation of Commitments hereunder.

10.	NEGATIVE COVENANTS

Each Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Commitments have terminated and the Loans, together with interest, Fees and all other Obligations incurred hereunder, are paid and performed in full (other than contingent obligations not yet due and payable):

10.1

Limitation on Indebtedness. (a) The Company will not permit any of its Restricted Subsidiaries that are not Guarantors to Incur any Indebtedness (including Acquired Indebtedness); provided, however, that any such Restricted Subsidiary may Incur Indebtedness if, on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries is greater than 2.00 to 1.0.

(b)	Clause (a) will not prohibit the Incurrence of the following Indebtedness by Restricted Subsidiaries that are not Credit Parties:

(i)

Indebtedness Incurred pursuant to any Credit Facility (including in respect of letters of credit or bankers’ acceptances issued or created thereunder and under this Agreement) and any Refinancing Indebtedness in respect thereof and Guarantees in respect of such Indebtedness in a maximum aggregate principal amount at any time outstanding not exceeding (A) €750,000,000, plus (B) in the case of any refinancing of any Indebtedness permitted under this sub-clause (i) or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing;

(ii)

(A) Guarantees by any such Restricted Subsidiary of Indebtedness of the Company or any Guarantor; or (B) without limiting Section 10.3, Indebtedness arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Restricted Subsidiary so long as the Incurrence of such Indebtedness is not prohibited under this Agreement;

(iii)

Indebtedness of any such Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company, and (B) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company, shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by such Restricted Subsidiary;

(iv)

Indebtedness represented by (A) any Indebtedness (other than Indebtedness described in sub-clauses (i) and (iii) above) outstanding on the Closing Date, (B) Refinancing Indebtedness Incurred in respect of any Indebtedness described in this sub-clause (iv) or sub-clauses (v), (vii), or (xi) below or Incurred pursuant to clause (a) above, (C) Management Advances and (D) obligations arising under a declaration of joint and several liability in respect of a Restricted Subsidiary used for the purpose of section 2:403 of the Dutch Civil Code (Burgerlijk Wetboek) (and any residual liability under such declaration arising pursuant to section 2:404(2) of the Dutch Civil Code) to the extent that such obligations constitute Indebtedness;

(v)

Indebtedness of any Person (x) Incurred and outstanding on the date on which such Person becomes a Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) any Restricted Subsidiary or (y) Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition); provided, however, with respect to this sub-clause (v), that at the time of such acquisition or other transaction (x) such Restricted Subsidiary would have been able to Incur €1.00 of additional Indebtedness pursuant to clause (a) above after giving pro forma effect to the Incurrence of such Indebtedness pursuant to this sub-clause (v) and such merger, consolidation, amalgamation or combination, or (y) the Fixed Charge Coverage Ratio would not be lower than it was immediately prior to giving effect to such acquisition or other transaction;

(vi)

Indebtedness under Hedging Agreements entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries and not for speculative purposes (as determined in good faith by the Board of Directors or Senior Management of the Company);

(vii)

Indebtedness represented by Capitalized Lease Obligations or Purchase Money Obligations, and in each case any Refinancing Indebtedness in respect thereof, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this sub-clause (vii) and then outstanding, will not exceed at any time outstanding the greater of (A) €100,000,000 and (B) 1% of Total Assets;

(viii)

Indebtedness in respect of (A) workers’ compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, VAT or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by any such Restricted Subsidiary or relating to liabilities, obligations, indemnities or guarantees Incurred in the ordinary course of business or pursuant to any governmental or regulatory requirements, (B) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business, or pursuant to any governmental or regulatory requirements, (C) the financing of insurance premiums in the ordinary course of business and (D) any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business;

(ix)

Indebtedness arising from agreements providing for customary guarantees, indemnification, obligations in respect of earnouts or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that the maximum liability of all Restricted Subsidiaries that are not Credit Parties in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by such Restricted Subsidiaries in connection with such disposition;

(x)

(A) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence; (B) Customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business; (C) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions Incurred in the ordinary course of business of any such Restricted Subsidiary with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company and its Restricted Subsidiaries; and (D) Indebtedness incurred by any such Restricted Subsidiary in connection with bankers acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case Incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis;

(xi)

Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this sub-clause (xi) and then outstanding, will not exceed €450,000,000;

(xii)	[reserved];

(xiii)

Indebtedness of any such Restricted Subsidiary Incurred as a result of (A) any governmental or regulatory restrictions, limitations or penalties in the nature of capital controls, exchange controls or similar restrictions affecting the incurrence or repayment of intercompany Indebtedness by any Restricted Subsidiary or (B) any ordinary course country risk management policies or tax planning of the Company restricting or limiting transfers or distributions from such Restricted Subsidiary to the Company or any other Restricted Subsidiary, provided that the principal amount of such Indebtedness so Incurred when aggregated with other Indebtedness previously Incurred in reliance on this sub-clause (xiii) and still outstanding shall not in the aggregate exceed €350,000,000; and

(xiv)

the Guaranty by any such Restricted Subsidiary of Indebtedness of any Person in which the Company or a Restricted Subsidiary has beneficial ownership of 15% or more of the Voting Stock in respect of performance, bid or surety bonds issued by or on behalf of any such Person in the ordinary course of business in an aggregate amount, together with all other guarantees outstanding pursuant to this sub-clause (xiv) on the date of such incurrence, not to exceed €15,000,000.

(c)	For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 10.1:

(i)

in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in clauses (a) and (b) above, the Company, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the sub-clauses of clause (b) or clause (a);

(ii)	[reserved];

(iii)

Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(iv)

if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to clause (b)(i), (vii), (xi), (xii) or (xiii) or clause (a) above and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(v)

the principal amount of any Disqualified Stock of a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(vi)

Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(vii)	the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of GAAP.

(d)

Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 10.1.

(e)

The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount, or liquidation preference thereof, in the case of any other Indebtedness.

(f)

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 10.1 the Company shall be in Default of this covenant).

(g)

For purposes of determining compliance with any euro-denominated restriction on the Incurrence of Indebtedness, the Euro equivalent of the aggregate principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant Exchange Rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or, at the option of the Company, first committed, in the case of Indebtedness Incurred under a revolving credit facility; provided that (i) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a currency other than euros, and such refinancing would cause the applicable euro-denominated restriction to be exceeded if calculated at the relevant Exchange Rate in effect on the date of such refinancing, such euro-denominated restriction shall be deemed not to have been exceeded so long as the aggregate principal amount of such Refinancing Indebtedness does not exceed the aggregate principal amount of such Indebtedness being refinanced; (ii) the Euro equivalent of the aggregate principal amount of any such Indebtedness outstanding on the Closing Date shall be calculated based on the relevant Exchange Rate in effect on the Closing Date; and (iii) if and for so long as any such Indebtedness is subject to a Currency Agreement with respect to the currency in which such Indebtedness is denominated covering principal and interest on such Indebtedness, the amount of such

Indebtedness, if denominated in Euros, will be the amount of the principal payment required to be made under such Currency Agreement and, otherwise, the Euro equivalent of such amount plus the Euro equivalent of any premium which is at such time due and payable but is not covered by such Currency Agreement.

(h)

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that a Restricted Subsidiary may Incur pursuant to this Section 10.1 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the Exchange Rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(i)

The Company may elect irrevocably to convert all Euro-denominated restrictions into US Dollar-denominated restrictions at the applicable spot rate of exchange prevailing on the date of such election, and all references in this Agreement to determining Euro equivalents and Euro amounts shall apply mutatis mutandis as though referring to US Dollars).

10.2

Limitation on Sale Lease-Back Transactions. The Company will not, nor will it permit any of its Significant Subsidiaries to, enter into any arrangement with a Person providing for the leasing by the Company or such Significant Subsidiary of any Principal Property (as defined in the Senior Unsecured Indentures) of the Company or any Significant Subsidiary (whether such property is now owned or hereafter acquired), which property has been or is to be sold or transferred by the Company or any Significant Subsidiary to such Person or any of its Affiliates, except for any such leasing arrangement permitted by each of the Senior Unsecured Indentures, as in effect on the date hereof (whether or not Indebtedness is outstanding thereunder).

10.3

Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or suffer to exist any Lien upon any of its property or assets (including Capital Stock of a Restricted Subsidiary of the Company), whether owned on the Closing Date or acquired after that date, or any interest therein or any income or profits therefrom, which Lien secures any Indebtedness other than Permitted Liens; provided, that in the event Holdings, the Borrowers or any of their Subsidiaries, directly or indirectly, incurs, assumes, or guarantees any Indebtedness secured by a Lien (other than any borrowings under the Revolving Credit Agreement in a principal amount not exceeding the commitments thereunder as in effect on the date hereof) in an aggregate outstanding principal amount taken with all other such Indebtedness in excess of $1,000,000,000, all Obligations shall be secured on an equal and ratable basis with such other Indebtedness for the benefit of the Lenders.

10.4	[Reserved].

10.5	[Reserved].

10.6	Limitation on Affiliate Transactions.

(a)

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate value in excess of €20,000,000 unless:

(i)

the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s-length dealings with a Person who is not such an Affiliate; and

(ii)

in the event such Affiliate Transaction involves an aggregate value in excess of €50,000,000, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company or the relevant Restricted Subsidiary (as applicable).

(b)

Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in clause (a)(ii) above if such Affiliate Transaction is approved by a majority of the Disinterested Directors. If there are no Disinterested Directors, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this Section 10.6 if the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s length basis.

(c)	The provisions of clause (b) above will not apply to:

(i)	Restricted Payments;

(ii)

any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Company, any Restricted Subsidiary or any Parent, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Company, in each case in the ordinary course of business;

(iii)	any Management Advances and any waiver or transaction with respect thereto;

(iv)

any transaction between or among the Company and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries;

(v)

the payment of reasonable fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of the Company, any Restricted Subsidiary of the Company or any Parent (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees);

(vi)

the Transactions and the entry into and performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Closing Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this Section 10.6 or to the extent not more disadvantageous to the Lenders in any material respect and the entry into and performance of any registration rights or other listing agreement in connection with any Public Offering;

(vii)

execution, delivery and performance of any Tax Sharing Agreement or the formation and maintenance of any consolidated group for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(viii)

transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business, which are fair to the Company or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors or the Senior Management of the Company or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(ix)

any transaction in the ordinary course of business between or among the Company or any Restricted Subsidiary and any Affiliate of the Company or an Associate or similar entity that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary or any Affiliate of the Company or a Restricted Subsidiary or any Affiliate of any Permitted Holder owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity; and

(x)

(A) issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preference Shares) of the Company or options, warrants or other rights to acquire such Capital Stock or Subordinated Shareholder Funding; provided that the interest rate and other financial terms of such Subordinated Shareholder Funding are approved by a majority of the members of the Board of Directors in their reasonable determination and (B) any amendment, waiver or other transaction with respect to any Subordinated Shareholder Funding in compliance with the other provisions of this Agreement.

10.7	[Reserved].

10.8	[Reserved].

10.9	Merger and Consolidation by the Company. (a) The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(i)

the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of any member state of the European Union, or the United States of America, any State of the United States or the District of Columbia, Canada or any province of Canada, the United Kingdom, Norway or Switzerland, and the Successor Company (if not the Company) will expressly assume, by supplemental agreements, executed and delivered to the Administrative Agent, in form reasonably satisfactory to the Administrative Agent, all the obligations of the Company under the Credit Documents;

(ii)

immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(iii)

immediately after giving effect, on a pro forma basis, to such transaction, either (A) the Fixed Charge Coverage Ratio of the Successor Company would exceed 2.00 to 1.00 or (B) the Fixed Charge Coverage Ratio would not be lower than it was immediately prior to giving effect to such transaction;

(iv)

the Company shall have delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and such supplemental agreement (if any) comply with this Agreement and an Opinion of Counsel to the effect that such supplemental agreement (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Company (in each case, in form and substance reasonably satisfactory to the Administrative Agent), provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of sub-clauses (ii) and (iii) above; and

(v)

the Company shall have delivered to the Administrative Agent for further distribution to the Lenders, promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the CDD Rule.

(b)

Any Indebtedness that becomes an obligation of the Company or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this covenant, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with Section 10.1.

(c)

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(d)

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement and the other Credit Documents but in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligations under this Agreement or the other Credit Documents.

(e)

Notwithstanding clauses (a)(ii) and (a)(iii) above (which do not apply to transactions referred to in this clause 10.9(e)) and, other than with respect to clause (c) above and clause (a)(iv) above, (i) any Restricted Subsidiary of the Company may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Company and (ii) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary. Notwithstanding clause (a)(ii) or (a)(iii) above (which does not apply to the transactions referred to in this clause 10.9(e)), the Company may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Company, reincorporating the Company in another jurisdiction, or changing the legal form of the Company.

(f)	This Section 10.9 (other than the requirements of clause (a)(ii) above) shall not apply to the creation of a new subsidiary as a Restricted Subsidiary of the Company.

10.10

Merger and Consolidations by the Co-Borrower and Guarantors. (a) The Co-Borrower may not consolidate with, merge with or into any person or permit any person to merge with or into the Co-Borrower unless:

(i)

concurrently therewith, a Subsidiary of the Company that is a limited liability company or corporation organized under the laws of the United States of America or any state thereof or the District of Columbia (which may be the Co-Borrower or the continuing person as a result of such transaction) expressly assumes all of the obligations of the Co-Borrower under this Agreement and the other Credit Documents; or

(ii)

after giving effect to the transaction, at least one obligor under the Credit Documents is a limited liability company or corporation organized under the laws of the United States of America or any state thereof or the District of Columbia.

(b)

Upon the consummation of any transaction effected in accordance with this Section 10.10, the resulting, surviving or transferee Co-Borrower will succeed to, and be substituted for, and may exercise every right and power of, the Co-Borrower under each Credit Document with the same effect as if such successor Person had been named as the Co-Borrower under such Credit Documents. Upon such substitution, the Co-Borrower will be released from its obligations under each Credit Document.

(c)

The Company shall have delivered to the Administrative Agent for further distribution to the Lenders, promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the CDD Rule.

(d)

No Guarantor may (i) consolidate with or merge with or into any Person, or (ii) sell, convey, transfer or dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person, or (iii) permit any Person to merge with or into the Guarantor, unless, in any such case:

(A)	the other Person is the Company or any Restricted Subsidiary that is Guarantor or becomes a Guarantor concurrently with the transaction; or

(B)

(i) either (x) a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all of the obligations of the Guarantor under the Credit Documents to which such Guarantor is a party; and

(1)	immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(C)

the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise not prohibited by this Agreement.

11.	EVENTS OF DEFAULT

11.1	Events of Default. Any of the following shall constitute an Event of Default (an “Event of Default”):

(a)	Non-Payment of Interest. Default in any payment of interest on any Loan when due and payable and such default continues for 5 days;

(b)

Non-Payment of Principal. Default in the payment of the principal amount of or premium, if any, on any Loan when due pursuant to the terms hereof, including upon any required repurchase, upon acceleration of maturity or otherwise;

(c)

Breach of Specific Covenants. Failure to comply for 30 days after notice by the Administrative Agent on behalf of the Lenders or the Required Lenders with any covenant, warranty or other agreement with respect to Section 9.11 or Section 10;

(d)

Breach of Other Covenants. Failure to comply for 60 days after notice by the Administrative Agent on behalf of the Lenders or the Required Lenders with its other agreements (not specified in clause (a), (b) or (c) above) contained in any Credit Document;

(e)

Cross-Acceleration. Default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company, the Co-Borrower or any of their Restricted Subsidiaries (or the payment of which is Guaranteed by the Company, the Co-Borrower any of their Restricted Subsidiaries) other than Indebtedness owed to the Company, the Co-Borrower or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the date hereof, which default:

(i)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness, immediately upon the expiration of the grace period provided in such Indebtedness; or

(ii)	results in the acceleration of such Indebtedness prior to its maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates €100,000,000 or more;

(f)	Change of Control. Any Change of Control occurs;

(g)

Insolvency. Any Credit Party or any of the Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar office is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property or assets is instituted without the consent of such Person and continues undismissed or unstayed for (60) calendar days, or an order for relief is entered in any such proceeding;

(h)

Breach of Representations. Any representation or warranty made or deemed made by any Credit Party (or any of its officers) under or in connection with any Credit Document shall prove to have been incorrect in any material respect when made or deemed made;

(i)

Judgments. Failure by any Credit Party or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Borrowers and their Restricted Subsidiaries), would constitute a Significant Subsidiary, to pay final judgments aggregating in excess of €100,000,000 (exclusive of any amounts that a solvent insurance company has acknowledged liability for), which judgments are not paid, discharged or stayed for a period of 60 days after the judgment becomes final; or

(j)

Guaranty. The Guaranty ceases to be in full force and effect, other than in accordance the terms of the Credit Documents and the Agreed Guarantee Principles, or a Guarantor denies or disaffirms its obligations under the Guaranty, other than in accordance with the terms thereof or upon release of the Guaranty (or a Guarantor therefrom) in accordance with the Credit Documents;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrowers, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrowers, except as otherwise specifically provided for in this Agreement, declare the principal of and any accrued interest and fees in respect of all Loans and all other amounts owing hereunder or under any other Credit Document to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; provided that upon the occurrence of any Event of Default under Section 11.1(g), the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

11.2	[Reserved].

11.3

Application of Funds. After the exercise of remedies as provided in Section 11.1 (or after the Commitments have been automatically cancelled, Loans and all other amounts have automatically become due and payable), any amounts received by the Administrative Agent on account of the Obligations shall be applied in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to the Lenders, ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on Loans ratably among Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of Loans ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full (other than contingent obligations not yet due and payable), to the Company or as otherwise required by Law.

12.	THE AGENTS

12.1

Appointment. (a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

(b)

Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, each of the Joint Lead Arrangers and Joint Bookrunners are named as such for recognition purposes only, and in their respective capacities as such shall have no obligations, duties, responsibilities or liabilities with respect to this Agreement or any other Credit Document; it being understood and agreed that each of the Joint Lead Arrangers and Joint Bookrunners shall be entitled to all benefits of this Section 12. Without limitation of the foregoing, no Joint Lead Arranger or Joint Bookrunner in its capacity as such shall, by reason of this Agreement or any other Credit Document, have any fiduciary relationship in respect of any Lender, Credit Party or any other Person.

(c)

Each Lender confirms that each of any Joint Lead Arrangers and the Administrative Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Joint Lead Arranger or Administrative Agent) the terms of any reliance letter or engagement letters relating to any reports or letters provided by accountants in connection with the Credit Documents or the transactions contemplated in the Credit Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

12.2

Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

12.3

Exculpatory Provisions. No Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrowers, any Guarantor, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of the Borrowers, any Guarantor or any other Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

12.4

Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by such Agent. Each Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders (or such greater number or percentage of Lenders as may be expressly required by this Agreement in any instance), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

12.5

Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).

12.6

Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that no Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by any Agent hereinafter taken, including any review of the affairs of a Borrower, any Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon such Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, operations, property, financial and other condition and creditworthiness of each Borrower, any Guarantor and any other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of any Borrower, any Guarantor and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of any Borrower, any Guarantor or any other Credit Party that may come into the possession of such Agent any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliate.

12.7

Indemnification. The Lenders agree to indemnify each Agent, each in its capacity as such (to the extent not reimbursed by any Credit Party and without limiting the obligation of any Credit Party to do so), ratably according to their respective portions of the Loans of all Lenders in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Loans of all Lenders in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s (i) gross negligence, bad faith or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (ii) material breach of the obligations of such Agent under the terms of this Agreement by such Agent as determined in a final and non-appealable judgment of a court of competent jurisdiction; it being acknowledged and agreed that no action taken in accordance with the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall constitute gross negligence, bad faith, willful misconduct or a material breach. The agreements in this Section 12.7 shall survive termination of the Commitment, the repayment of the Loans and all other amounts payable hereunder.

12.8

Agents in their Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Borrower, any Guarantor, and any other Credit Party as though it were not an Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

12.9

Successor Agents. The Administrative Agent may resign as Administrative Agent upon 20 days’ prior written notice to the Lenders and the Borrowers. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor Administrative Agent which successor agent shall be approved by the Company (which approval shall not be unreasonably withheld or delayed) so long as no Event of Default under Section 11.1(a), (b) or (g) (with respect to a Borrower) is continuing. If no successor agent has accepted appointment as the Administrative Agent by the date which is twenty (20) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor (or upon the Lenders assuming such role as provided above) and upon the execution and filing or recording of such instruments or notices, as may be necessary or desirable, as the Required Lenders may request, in order to ensure that the requirements set forth in Section 9.11 are satisfied, the Administrative Agent shall thereupon succeed to the rights, powers and duties of the Administrative Agent and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Credit Documents.

12.10

Withholding Tax and Deductions. To the extent required by any applicable Law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by a Credit Party and without limiting the obligation of any Credit Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

12.11

Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)

to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 4.1 and 13.6) allowed in such judicial proceeding; and

(b)

to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 4.1 and 13.6.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

12.12

Right to Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Company and the Administrative Agent hereby agree that no Lender shall have any right individually to enforce the Guaranty, it being understood and agreed that all powers, rights, and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Lenders in accordance with the terms hereof.

13.	MISCELLANEOUS

13.1	Representations to the Financial Supervision Act.

(a)	For the purpose of this Section 13.1, each Lender includes the domestic or foreign branch office or Affiliate making a Loan.

(b)

Without limiting the Borrowers’ obligations under the FMSA, each Lender which (i) is a party to this Agreement on the date hereof and (ii) has lent an amount of less than EUR 100,000 or its equivalent in any other currency to a Borrower, represents and warrants to each party to this Agreement on the date hereof that it is not considered to be a part of the public within the meaning of the Financial Supervision Act, which requirement can be considered satisfied, in reliance upon the Explanatory Memorandum to the Implementation Act in respect of Directive 2013/36/EU and Regulation (EU) No 575/2013, until the competent authority publishes its interpretation of the term “public” (as referred to in article 4.1(1) of Regulation (EU) No 575/2013).

(c)

If, a party becomes a Lender which has lent an amount of less than EUR 100,000 or its equivalent in any other currency to a Borrower, such new Lender represents and warrants to each party to this Agreement on the date on which it becomes a party to this Agreement as a Lender that it is not considered to be a part of the public within the meaning of the Financial Supervision Act, which requirement can be considered satisfied, in reliance upon the Explanatory Memorandum to the Implementation Act in respect of Directive 2013/36/EU and Regulation (EU) No 575/2013, until the competent authority publishes its interpretation of the term “public” (as referred to in article 4.1(1) of Regulation (EU) No 575/2013).

(d)

Each Lender acknowledges that (b) it is aware of the consequences of the representation and warranty made by it under this Section 13.1 and (c) each of the Agents and other Lenders and the Company has relied upon such representation and warranty.

13.2

Amendments and Waivers. (a) Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof may be amended, supplemented, modified or waived except in accordance with the provisions of this Section 13.2. Other than with respect to any amendment, modification or waiver contemplated in clause (A) below which shall only require the consent of the Lenders expressly set forth therein, the Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time (i) enter into with the relevant Credit Party or Credit Parties written amendments, supplements, modifications or waivers hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (ii) waive in writing, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement, modification or waiver shall directly (A) forgive or reduce or waive any portion of any Loan or extend or postpone the final scheduled maturity date of any Loan or reduce the stated rate (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrowers to pay interest at the “default rate”), or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment , or increase the aggregate amount of the Commitments of any Lender, or amend or modify any provisions of Section 5.2(a) (with respect to the ratable allocation of any payments only) and Section 13.11(a), or release all or substantially all of the Guarantors under the Guaranty, except that only the written consent of the Required Lenders shall be required with respect to any amendment or modification of provisions concerning Defaulting Lenders in each case without the written consent of each Lender directly and adversely affected thereby, (B) amend, modify or waive any provision of this Section 13.2 or reduce the percentages specified in the definitions of the terms “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, or consent to the assignment or transfer by any Borrower of its rights and obligations under any Credit Document to which it is a party (except as not prohibited pursuant to Sections 10.9 or 10.10), (in any such case) without the written consent of each Lender; provided that a waiver of any condition precedent in Section 6 or 7 of this Agreement, the waiver of any Default, Event of Default, default interest, mandatory prepayment or reductions, any modification, waiver or amendment to the financial ratios or any component thereof or the waiver of any other covenant shall not constitute an increase of any Commitment of a Lender or a postponement of any date scheduled for the payment of principal, premium or interest or an extension of the final maturity of any Loan or the scheduled termination date of any Commitment (C) amend, modify or waive any provision of Section 12 without the written consent of each Agent or (D) amend or modify any provisions of Section 5.3(a) (with respect to the ratable allocation of payments only), 13.11(a) or 13.20 without the written consent of each Lender, affect the rights, duties, privileges, liabilities or obligations of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or the other Credit Documents, without the written consent of the Administrative Agent.

(b)

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrowers, the Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrowers, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

(c)	[Reserved].

(d)

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

(e)

Notwithstanding anything herein to the contrary, the Credit Documents may be amended to add syndication or documentation agents and make customary changes and references related thereto with the consent of only the Borrowers and the Administrative Agent.

(f)

Notwithstanding anything in this Agreement (including, without limitation, this Section 13.2) or any other Credit Document to the contrary, (i) any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrowers and the Administrative Agent to (x) cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by the Administrative Agent and the Borrowers) and (y) effect administrative changes of a technical or immaterial nature and such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; and (ii) guarantees and related documents executed by Credit Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Credit Document, entered into, amended, supplemented or waived, without the consent of any other Person, by the applicable Credit Party or Credit Parties and the Administrative Agent in their respective sole discretion, to cure ambiguities, omissions, mistakes or defects (as reasonably determined by the Administrative Agent and the Borrowers) or to cause such guarantee or other document to be consistent with this Agreement and the other Credit Documents.

13.3

Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a)

if to a Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.3 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties (including by having such information posted on the Platform); and

(b)

if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrowers and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered (or, if delivered outside of customary business hours, at the opening of business on the next Business Day); provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

13.4

No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender or any, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

13.5

Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.6

Payment of Expenses and Taxes. (a) The Company and the Co-Borrower jointly and severally agree (i) to pay or reimburse the Agents, Arrangers and Lenders for all their reasonable and documented out-of-pocket costs and expenses incurred after the Closing Date in connection with any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection therewith including the reasonable fees, disbursements and other charges of the Administrative Agent’s counsel, (ii) to pay or reimburse each Lender and each Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under and administration of this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of counsel to each Lender and the Agents and (iii) to pay, indemnify, and hold harmless each Lender, Arranger and Agent and their respective Related Parties (each an “Indemnified Person”) from and against any and all other liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented out-of-pocket fees, disbursements and expenses and other charges of counsel, with respect to the enforcement, performance and (except in the case of each Agent) administration of this Agreement, the other Credit Documents and any such other documents, including, without limitation, any of the foregoing relating to any violation of, noncompliance with or liability under, any Environmental Law or to any actual or alleged presence, release or threatened release of Hazardous Materials involving or attributable to the operations of any Borrower, any of its Subsidiaries (all the foregoing in this sub-clause (iii), collectively, the “indemnified liabilities”), provided that, in each case, the fees disbursements and charges of counsel all be limited to one primary counsel and, if reasonably necessary, one regulatory counsel and one local counsel in each appropriate jurisdiction for all Indemnified Persons taken as a whole, and, solely with respect to the preceding clause (iii) and in the case of an actual or perceived conflict of interest, as reasonably determined by the affected Indemnified Person (based upon the advice of counsel to such Indemnified Party), one additional counsel for each group of similarly affected Indemnified Persons taken as a whole, provided, further, that the Company and the Co-Borrower shall have no obligation hereunder to the Administrative Agent, any Arranger, any Lender nor any of their respective Related Parties with respect to indemnified liabilities to the extent attributable to (A) the gross negligence, bad faith or willful misconduct of the party to be indemnified or any of its Related Parties, as determined by a final, non-appealable judgment of a court of competent jurisdiction, (B) a material breach of the obligations of such Indemnified Person or any of its Related Parties under the terms of this Agreement by such Indemnified Person or any of its

Related Parties as determined in a final and non-appealable judgment of a court of competent jurisdiction, or (C) any proceeding between and among Indemnified Persons and/or their transferees other than in such Indemnified Persons’ capacity as an agent or arranger or similar role other than any proceeding arising out of any act or omission of the Borrowers and their Affiliates, as determined in a final and non-appealable judgment of a court of competent jurisdiction. All amounts payable under this Section 13.6 shall be paid within ten Business Days of receipt by the Company or the Co-Borrower (as the case may be) of an invoice relating thereto setting forth such expense in reasonable detail. In the case of an investigation, litigation or proceeding to which the indemnity in this clause (a) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, the Co-Borrower, any Guarantors, any equityholders or creditors or an indemnified party or any other person or entity, whether or not an indemnified party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The agreements in this Section 13.6 shall survive resignation of any Agent, the replacement or resignation of any Lender, the termination of the Total Commitments and repayment of the Loans and all other amounts payable hereunder. This Section 13.6 shall not apply with respect to Taxes, other than any Taxes that represent losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs, expenses or disbursements arising from any non-Tax claim.

(b)

Notwithstanding anything contained herein to the contrary, no Credit Party nor any Indemnified Person shall have any liability for any special, punitive, indirect or consequential damages resulting from this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that the foregoing shall not limit the Company’s and the Co-Borrower’s indemnification obligations to the Indemnified Persons pursuant to Section 13.6(a) in respect of damages incurred or paid by an Indemnified Person to a third party. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of any Indemnified Person or any of its Related Parties as determined by a final and non-appealable judgment of a court of competent jurisdiction.

13.7

Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower or without such consent shall be null and void); provided that a merger, consolidation, amalgamation or other similar transaction not prohibited hereunder shall not constitute an assignment or other transfer and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.7. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 13.7) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

(i) Subject to the conditions set forth in clause (b)(ii) of this Section 13.17, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans at the time owing to it) with the prior written consent (such consent not be unreasonably withheld or delayed; it being understood that, without limitation, the Company shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable Law, the Company would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:

(A)

the Company, provided that no consent of the Company shall be required (x) for an assignment to a Lender, an Affiliate of a Lender, an Agent, an Affiliate of an Agent (unless increased costs would result therefrom) or an Approved Fund or (y) if an Event of Default under Section 11.1(a), (b) or, with respect to any Credit Party, (g) has occurred and is continuing; provided, further, that the Company shall be deemed to have consented to any assignment unless it has objected thereto by written notice to the Administrative Agent within ten Business Days after receipt of written notice thereof from the Administrative Agent; and

(B)

the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender, an Affiliate of a Lender, an Agent or an Affiliate of an Agent or an Approved Fund.

Notwithstanding the foregoing, no such assignment shall be made to a natural person, Disqualified Lender or Defaulting Lender. The Administrative Agent shall bear no responsibility or liability for monitoring and enforcing the list of Persons who are Disqualified Lenders at any time. Upon receipt of a list of Disqualified Lenders from the Company (or any updates thereto), the Administrative Agent shall promptly provide such list or updates, as applicable, to the Lenders (including by posting to a Platform).

(ii)	Assignments shall be subject to the following additional conditions:

(A)

except in the case of an assignment to a Lender, an Affiliate of a Lender, an Agent or an Affiliate of an Agent or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, and whole increments of $1,000,000, in each case, of, unless each of the Company and the Administrative Agent otherwise consent (which consents shall not be unreasonably withheld or delayed), provided that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B)	each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)	the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, in each case, together with a processing and recordation fee of $3,500, provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee, and provided further that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds; and

(D)

the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”).

For the purpose of this Section 13.7(b), the term “Approved Fund” means any Person (other than a natural person) that is (or will at the time of the relevant assignment be) engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that manages a Lender.

(iii)

Subject to acceptance and recording thereof pursuant to clause (b)(v) of this Section 13.7, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 13.6). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.7 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.7.

(iv)

The Administrative Agent, acting for this purpose as an agent of the Borrowers shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(v)

Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.7 and any written consent to such assignment required by clause (b) of this Section 13.7, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. Promptly following any change to the Register, the Administrative Agent shall deliver to the Company an updated version thereof.

(c)

(i) Any Lender may, without the consent of or notice to the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (other than any natural person, Disqualified Lender or Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) at any time it is a requirement of Dutch law on the date participations are sold to a Participant and the amount of the participations sold hereunder is an amount of less than EUR 100,000 or its equivalent in any other currency, such Participant is not considered to be a part of the public within the meaning of the Financial Supervision Act, which requirement can be considered satisfied, in reliance upon the Explanatory Memorandum to the Implementation Act in respect of Directive 2013/36/EU and Regulation (EU) No 575/2013, until the competent authority publishes its interpretation of the term “public” (as referred to in article 4.1(1) of Regulation (EU) No 575/2013). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 13.2 that affects such Participant. Subject to clause (c)(ii) of this Section 13.7, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender (subject to the requirements of those Sections) and had acquired its interest by assignment pursuant to clause (b) of this Section 13.7. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 13.11(b) as though it were a Lender, provided such Participant agrees to be subject to Section 13.7(a) as though it were a Lender.

(ii)

A Participant shall not be entitled to receive any greater payment under Section 2.10 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent (which consent shall not be unreasonably withheld or delayed). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(d)

Any Lender may, without the consent of or notice to the Borrowers or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 13.7 shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment, each Borrower hereby agrees that, upon request of any Lender at any time and from time to time after such Borrower has made its initial borrowing hereunder, such Borrower shall provide to such Lender, at such Borrower’s own expense, a promissory note, substantially in the form of Exhibit D, as the case may be, evidencing the Loans owing to such Lender; provided, further, that any such promissory note shall be governed by the laws of the State of New York and the Borrowers shall not be required to pay for any notarization of any such promissory note.

(e)

Subject to Section 13.19, each Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee (other than any Disqualified Lender) any and all information in such Lender’s possession concerning the Borrowers and their respective Affiliates that has been delivered to such Lender by or on behalf of the Borrowers and their respective Affiliates pursuant to this Agreement or any other Credit Document or which has been delivered to such Lender by or on behalf of the Borrowers and their respective Affiliates in connection with such Lender’s credit evaluation of the Borrowers and their respective Affiliates prior to becoming a party to this Agreement.

13.8

Replacements of Lenders under Certain Circumstances. (a) A Borrower shall be permitted to replace any Lender that (i) requests reimbursement for amounts owing pursuant to Section 2.10, 3.5 or 5.4; (ii) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken; or (iii) becomes a Defaulting Lender, provided that (1) such replacement does not conflict with any Law, (2) no Event of Default shall have occurred and be continuing at the time of such replacement, (3) such Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Section 2.10, 2.11, 3.5 or 5.4, as the case may be) owing to such replaced Lender prior to the date of replacement, (4) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (5) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.7 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein), and (6) no such replacement shall be deemed to be a waiver of any rights that such Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b)

If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 13.2 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Company shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that: (i) all Obligations of the Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrowers, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.7.

13.9	[Reserved].

13.10	[Reserved].

13.11

Adjustments; Set-off. (a) If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.1(g), or otherwise), in a greater proportion than any such payment to any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan as shall be necessary to cause such benefited Lender to share the excess payment ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)

After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable Law, upon any amount becoming due and payable by a Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any of its Affiliates or any branch or agency thereof to or for the credit or the account of such Borrower. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.12

Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission (e.g. “.pdf” via email)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent.

13.13

Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.14

Integration. This Agreement and the other Credit Documents represent the agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrowers, the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

13.15	GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.16	Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)

submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b)

consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)

in the case of each Credit Party party hereto (other than the Co-Borrower), such Credit Party appoints the Co-Borrower (the “Process Agent”) as its agent to receive on behalf of such Credit Party and its property service of copies of the summons and complaint and any other process which may be served by the Administrative Agent or any Lender in any such action or proceeding in any aforementioned court in respect of any action or proceeding arising out of or relating to this Agreement. Such service may be made by delivering a copy of such process to such Credit Party by courier and by certified mail (return receipt requested), fees and postage prepaid, both (i) in care of the Process Agent at the Process Agent’s address and (ii) at the relevant Credit Party’s address specified pursuant to Section 13.3, and each Credit Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.3 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.3;

(d)	agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)

waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.16 any special, exemplary, punitive or consequential damages.

13.17	Acknowledgments. Each Borrower hereby acknowledges that:

(a)	it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b)

no Agent nor any Lender has any fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between such Agent and Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c)	no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders; and

(d)	each Agent and Lender may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates.

13.18

WAIVERS OF JURY TRIAL. EACH BORROWER, EACH AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.19

Confidentiality. The Administrative Agent and each Lender shall hold all non-public information furnished by or on behalf of a Borrower in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender or the Administrative Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure (a) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process, (b) pursuant to the order of any court or administrative agency having jurisdiction over such Lender or the Administrative Agent, or otherwise as required by applicable law or compulsory legal process (in which case such Lender or the Administrative agent agrees to inform the Borrowers promptly thereof to the extent reasonably practicable and not prohibited by law), (c) upon the request or demand of any regulatory authority purporting to have jurisdiction over such Lender or the Administrative Agent or any of their respective affiliates, (d) to such Lender’s or the Administrative Agent’s, or their respective Affiliate’s, directors, officers, employees, agents, attorneys, professional advisors, independent auditors, partners, members, legal counsel and other experts or agents or Affiliates who need to know such information in connection with this Credit Facility and on a confidential basis and who have agreed, for the benefit of the Borrowers, to keep such information confidential, (e) to any other party to this Agreement, (f) to potential and prospective Lenders, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrowers or their obligations under this Agreement, in each case, who have agreed for the Borrowers’ benefit to keep such information confidential on terms not less favorable than the provisions hereof in accordance with the standard syndication processes of the Arrangers or customary market standards for the dissemination of such type of information; provided that no such disclosure shall be made to any person that is at such time a Disqualified Lender, (g) to any pledgee referred to in Section 13.7(d), provided that the information disclosed shall be limited to the extent necessary to satisfy the requirements of such pledgee and shall not include (without the prior written consent of the Company) non-public projections, forecasts or other forward looking information provided by, or relating to, the Company, (h) to the extent such Confidential Information is publicly available or becomes publicly available other than as a result of a breach of this Section 13.19, (i) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities, (j) to market data collectors, similar services providers to the lending industry, and service providers to the Lenders in connection with the administration and management of the Credit Facility; provided that such information is limited to the existence of this Credit Facility, the parties to the Credit Facility, and the tenor and amount of the Credit Facility, (k) received by such Person on a non-confidential basis from a source (other than the Borrowers or any of their respective

Affiliates, advisors, members, directors, employees, agents or other representatives) not known by such Person to be prohibited from disclosing such information to such Person by a legal, contractual, fiduciary or other confidentiality obligation, (l) to the extent that such information was already lawfully in the Lenders’ possession on a non-confidential basis or is independently developed by the Lenders, (m) for purposes of establishing a “due diligence” defense, (n) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the Transactions contemplated hereby or thereby or enforcement thereof or hereof and (o) otherwise with prior written consent of the Company, provided that unless specifically prohibited by applicable Law or court order or similar process, each Lender and the Administrative Agent shall notify the Company of any request by any Governmental Authority or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information, and provided, further, that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by a Borrower or any Subsidiary of a Borrower. Each Lender and the Administrative Agent agrees that it will not provide to prospective Transferees or to prospective direct or indirect contractual counterparties in Hedge Agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person is advised of and agrees to be bound by provisions at least as restrictive as those of this Section 13.19.

13.20

Payments Set Aside Communications. To the extent that any payment by or on behalf of the Company or the Co-Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver, or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable overnight rate from time to time in effect.

13.21

Direct Website Communications. (a)(i) A Borrower may, at its option but subject to the limitations set forth in Sections 9.1 and 9.2, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion or extension of an existing, Borrowing or other Credit Event (including any election of an Interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under the Credit Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of the Credit Agreement and/or any Borrowing or other Credit Event (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to the contact provided in Schedule 13.3 attached hereto. Nothing in this Section 13.21 shall prejudice the right of the Borrowers, the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

(ii) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(b)

Each Borrower hereby acknowledges that (i) the Administrative Agent will make available to the Lenders and the materials and/or information provided by each Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) (so long as the access to such Platform is limited (x) to the Agents and the Lenders and (y) remains subject to the confidentiality requirements set forth in Section 13.19), (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material nonpublic information with respect to Holdings, the Borrowers or their respective securities) (each, a “Public Lender”).

(c)

Each Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC”, The Borrowers shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material nonpublic information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 8.16), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor”; provided that the Borrower shall have no obligation to mark any such materials “PUBLIC”. Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC” unless the Borrowers notify the Administrative Agent promptly (after being given a reasonable time for review prior to their intended distributions) that any such document contains material nonpublic information: (1) the Credit Documents, (2) any notification of changes in the terms of the Credit Facilities and (3) all Information delivered pursuant to Section 8.16.

(d)

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or its securities for purposes of United States Federal or state securities laws.

(e)

The Platform is provided “as is” and “as available”. The Agent Parties do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, “Agent Parties”) have any liability to any Borrower, any Lender or any other person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of a Borrower’s or the Administrative Agent’s transmission of Communications through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties) gross negligence or willful misconduct.

13.22

USA Patriot Act. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act.

13.23

Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)

the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)	the effects of any Bail-in Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BORROWERS

NXP B.V.

By:	/s/ Luc de Dobbeleer
Name:	Luc de Dobbeleer
Title:	Authorized Officer

NXP FUNDING LLC

By:	/s/ Luc de Dobbeleer
Name:	Luc de Dobbeleer
Title:	President

[Signature Page to Credit Agreement]

ADMINISTRATIVE AGENT

BARCLAYS BANK PLC

By:	/s/ Craig Malloy
Name:	Craig Malloy
Title:	Director

[Signature Page to Credit Agreement]

LENDERS

BARCLAYS BANK PLC

By:	/s/ Craig Malloy
Name:	Craig Malloy
Title:	Director

[Signature Page to Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ William O’Daly
Name:	William O’Daly
Title:	Authorized Signatory

By:	/s/ D. Andrew Maletta
Name:	D. Andrew Maletta
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED

By:	/s/ Sharon Pandji
Name:	Sharon Pandji
Title:	Director

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By:	/s/ Alicia Schug
Name:	Alicia Schug
Title:	Vice President

By:	/s/ Maria Guinchard
Name:	Maria Guinchard
Title:	Vice President

[Signature Page to Credit Agreement]

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Ian Dorrington
Name:	Ian Dorrington
Title:	Managing Director

By:	/s/ Nicholas Hayes
Name:	Nicholas Hayes
Title:	Managing Director

[Signature Page to Credit Agreement]

MORGAN STANLEY BANK, N.A.,

By:	/s/ Subhalakshmi Ghosh-Kohli
Name:	Subhalakshmi Ghosh-Kohli
Title:	Authorized Signatory

[Signature Page to Credit Agreement]